UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FIESTA RESTAURANT GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FIESTA RESTAURANT GROUP, INC.

14800 Landmark Boulevard, Suite 500

Addison, TX 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 1, 2014

To the Stockholders of

Fiesta Restaurant Group, Inc.:

You are invited to attend the annual meeting of stockholders, which we refer to as the “meeting”, of FIESTA RESTAURANT GROUP, INC., a Delaware corporation, which we refer to as “we”, “us”, “our”, the “Company” and “Fiesta Restaurant Group”, at Pollo Tropical, 5290 Belt Line Road, Addison, Texas 75254 on Thursday, May 1, 2014, at 8:00 A.M. (CDT), for the following purposes:

(1)	To elect three directors of the Company as Class II directors to serve for a term of three years and until their successors have been duly elected and qualified;

(2)	To adopt, on an advisory basis, a resolution approving the compensation of the Company’s Named Executive Officers, as described in the Proxy Statement under “Executive Compensation”;

(3)	To select, on an advisory basis, the frequency of the advisory stockholder vote on the compensation of the Company’s Named Executive Officers;

(4)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2014 fiscal year; and

(5)	To consider and act upon such other matters as may properly come before the meeting.

Only stockholders of record at the close of business on March 6, 2014, which we refer to as the “record date”, are entitled to receive notice of, and to vote at, the meeting, and at any adjournment or adjournments thereof. A list of our stockholders as of the close of business on March 6, 2014 will be available for inspection during business hours for ten days prior to the meeting at our principal executive offices located at 14800 Landmark Boulevard, Suite 500, Addison, TX 75254.

If you are a stockholder of record, the inspector of election will have your name on a list and you will be able to gain entry to the meeting upon presentation of some form of government-issued photo identification such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record, but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of photo identification referred to above. If you do not comply with the procedures outlined above, you will not be admitted to the meeting.

We are taking advantage of the Securities and Exchange Commission rule that allows us to deliver our proxy materials (which include the Proxy Statement included with this notice, our 2013 annual report and form of proxy card) to stockholders via the Internet. As a result, our stockholders will receive a mailing containing only a notice of the meeting instead of paper copies of our proxy materials.

Your vote is important. Whether or not you plan to attend the meeting, please review our proxy materials and request a proxy card to sign, date and return or submit your proxy by telephone or through the Internet. If you attend the meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card or voted by telephone or the Internet.

By order of the Board of Directors,

JOSEPH A ZIRKMAN,
Vice President, General Counsel and Secretary

Addison, Texas

March 19, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2014

The Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders is available at www.proxyvote.com.

FIESTA RESTAURANT GROUP, INC.

14800 Landmark Boulevard, Suite 500

Addison, Texas 75254

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

May 1, 2014

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors, also referred to as the “board of directors” or the “board”, of FIESTA RESTAURANT GROUP, INC., a Delaware corporation, to be used at the annual meeting of stockholders, which we refer to as the “meeting”, of the Company which will be held at Pollo Tropical, 5290 Belt Line Road, Addison, Texas 75254 on Thursday, May 1, 2014, at 8:00 A.M. (CDT), and at any adjournment or adjournments thereof. Only stockholders of record at the close of business on March 6, 2014, which we refer to as the “record date”, will be entitled to vote at the meeting.

All references in this Proxy Statement to “Fiesta Restaurant Group”, the “Company”, “we”, “us” and “our” refer to Fiesta Restaurant Group, Inc.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, which we refer to as the “SEC”, we have elected to provide access to our proxy materials (which include this Proxy Statement, our 2013 annual report and form of proxy card) via the Internet. A Notice of Internet Availability of Proxy Materials, which we refer to as the “notice” will be mailed to our stockholders of record and beneficial owners (stockholders who own their stock through a nominee such as a bank or broker). The document will instruct stockholders on how to access the proxy materials on a secure website referred to in the notice or how to request printed copies.

In addition, by following the instructions in the notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Your vote is important. Your shares can be voted at the meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. You may complete your proxy and authorize your vote by proxy over the Internet or by telephone. In addition, if you received paper copies of the proxy materials by mail, you can also complete your proxy and authorize your vote by mail by following the instructions on the proxy card. Completing your proxy and authorizing your vote by proxy over the Internet, by telephone or by written proxy card will ensure your representation at the meeting regardless of whether you attend in person.

We encourage you to complete your proxy and authorize your vote by proxy electronically by going to the website www.proxyvote.com and entering your 12-digit control number located on your proxy card to create an electronic voting instruction form or complete your proxy and authorize your vote by calling the toll-free number (for residents of the United States and Canada) listed on your notice and proxy card. Please have your notice or proxy card in hand when going online or calling. If you complete your proxy and authorize your vote by proxy electronically over the Internet or by calling the toll-free number, you do not need to return your proxy card. If you choose to complete your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to complete your proxy and authorize your vote by proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

You may revoke your proxy at any time before it is voted at the meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet proxy authorization);

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspector of election in care of the Secretary of the Company at the address listed above.

Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by our board of directors will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted (i) FOR the election of the three named director nominees as Class II directors, (ii) FOR, on an advisory basis, the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in the Proxy Statement under “Executive Compensation,” (iii) FOR, on an advisory basis, a frequency of a future stockholder vote on the compensation of the Company’s Named Executive Officers of every year and (iv) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2014 fiscal year.

Stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the board of directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. The affirmative vote of (i) a plurality of the shares present at the meeting and entitled to vote on the subject matter is required to elect the three director nominees to the board of directors as Class II directors, (ii) a majority of the shares present at the Meeting and entitled to vote on the subject matter is required to approve, on an advisory basis, the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in the Proxy Statement under “Executive Compensation,” (iii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year and (iv) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to approve any other business which may properly come before the meeting. The frequency receiving the highest number of votes from holders of shares present at the meeting and entitled to vote on the subject matter will be the non-binding selection of the stockholders of the frequency of a future advisory stockholder vote on the compensation of the Company’s Named Executive Officers. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the meeting for quorum purposes. Abstentions will count as a vote against the proposals, other than for the election of directors and the vote, on an advisory basis, of the frequency of a future stockholder vote on the compensation of the Company’s Named Executive Officers. Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast. Abstentions will not have an effect on the vote of the frequency of a future stockholder vote of the compensation of the Company’s Named Executive Officers because the highest number of votes from holders of the shares present at the meeting and entitled to vote on the subject matter will be the non-binding selection of the stockholders. Broker “non-votes” are not counted in the tabulations of the votes cast or present at the meeting and entitled to vote on any of the proposals and therefore will have no effect on the outcome of the proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Our principal executive offices are located at 14800 Landmark Boulevard, Suite 500, Addison, Texas 75254. The approximate date on which the Notice was first sent or given to stockholders was on or about March 19, 2014.

VOTING SECURITIES

We had outstanding 26,780,728 shares of our common stock, par value $.01 per share at the close of business on March 6, 2014. Each share of common stock is entitled to one vote on each matter as may properly be brought before the meeting. Only stockholders of record at the close of business on March 6, 2014 will be entitled to vote.

PROPOSAL 1—ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms as described below.

The terms of office of our Class I, Class II and Class III directors are:

•	Class I directors, whose term will expire at the Annual Meeting of Stockholders to be held in 2016 and when their successors are duly elected and qualify;

•	Class II directors, whose term will expire at this meeting and when their successors are duly elected and qualify; and

•	Class III directors whose term will expire at the Annual Meeting of Stockholders to be held in 2015 and when their successors are duly elected and qualify.

Our Class I directors are Timothy P. Taft and Stacey Rauch; our Class II directors are Brian P. Friedman, Stephen P. Elker and Barry J. Alperin; and our Class III directors are Nicholas Daraviras and Jack A. Smith.

Three directors will be elected at the meeting as Class II directors of the Company for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2017 and until their successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting. Each proxy received will be voted FOR the election of the three nominees named below unless otherwise specified in the proxy. At this time, our board of directors knows of no reason why the three nominees would be unable to serve. There are no arrangements or understandings between any nominee and any other person pursuant to which such person was selected as a nominee.

Our Corporate Governance and Nominating Committee has reviewed the qualifications of the three nominees for Class II director and has recommended the three nominees for election to the board of directors.

Director Nominees’ Principal Occupations, Business Experience, Qualifications and Directorships

Name of Nominee	Principal Occupation	Age	Year Became a Director
Brian P. Friedman	President and Director, Leucadia National Corporation; Director of Fiesta Restaurant Group	58	2011

Stephen P. Elker	Director	62	2012

Barry J. Alperin	Director	73	2012

Brian P. Friedman has served as a director of Fiesta Restaurant Group since 2011. Since March 1, 2013, Mr. Friedman has been President and a director of Leucadia National Corporation (“Leucadia”). Mr. Friedman is also a director and chairman of the Executive Committee of Jefferies Group LLC (“Jefferies”) and President of Jefferies Capital Partners LLC (“Jefferies Capital Partners”). Jefferies Group, Inc., an affiliate of Jefferies Capital Partners, was acquired by Leucadia in March 2013. Mr. Friedman serves on several boards of directors of Leucadia, Jefferies and Jefferies Capital Partners’ subsidiaries and private portfolio companies. Mr. Friedman also served on the board of a public portfolio company, K-Sea Transportation Partners L.P. from 2003 to 2011 and served as a director of Carrols Restaurant Group from 2009 until the completion of the spin-off on May 7, 2012.

Having an extensive career in the legal, investment banking, and principal investing fields, Mr. Friedman brings to our board of directors significant experience related to the business and financial issues facing public corporations. In addition, through Mr. Friedman’s service on the boards of a number of his firm’s past and current portfolio companies, he combines significant executive experience with his knowledge of the strategic, financial, and operational issues of restaurant companies.

Stephen P. Elker has served as a director of Fiesta Restaurant Group since the completion of the spin-off on May 7, 2012. Until 2009, Mr. Elker spent over 36 years with KPMG LLP, the U.S. member firm of KPMG International, beginning in its Washington D.C. office, and then with offices in Rochester, New York and Orlando, Florida. In 1999, Mr. Elker was appointed as managing partner of the Orlando office and served as partner in charge of the Florida business tax practice from 2001 to 2009. Mr. Elker also served as a member of the Nominating Committee and Strategy Committee of KPMG. During his career with KPMG, Mr. Elker led engagements for several hospitality and retail clients including large, multi-unit restaurant companies. Mr. Elker is a certified public accountant and currently serves as an independent director and Chairman of the Audit Committee of CNL Growth Properties, Inc., a public, non-traded real estate investment trust. Mr. Elker also serves on the board of directors of other privately held companies in the finance and payments industries.

Mr. Elker, with over 36 years of experience with KPMG LLP, brings to our board of directors particular knowledge of accounting and tax practices that strengthens our board of directors’ collective knowledge, capabilities and experience.

Barry J. Alperin has served as a director of Fiesta Restaurant Group since 2012. Mr. Alperin, who is retired, served as Vice Chairman of Hasbro, Inc. (“Hasbro”) from 1990 through 1995, as Co-Chief Operating Officer of Hasbro from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro from 1985 through 1989. He was a director of Hasbro from 1985 through 1996. Prior to joining Hasbro, Mr. Alperin practiced law in New York City for 20 years, dealing with corporate, public and private financial transactions, corporate mergers and acquisitions, compensation issues and securities law matters. Mr. Alperin currently serves as a director of Henry Schein, Inc. (and is Chairman of its compensation committee and a member of its audit committee and its nominating and governance committee) and is a director of two privately held corporations, K’NEX Industries, Inc., a toy manufacturer, and Weeks Marine, Inc., a marine construction company. In December 2013, Mr. Alperin became a director of Jefferies Group LLC and serves on its Audit, Compensation, and Governance Committees. During the past five years, Mr. Alperin served on the board of directors of The Hain Celestial Group, Inc. (and was Chairman of its corporate governance and nominating committee and a member of its audit committee) and K-Sea Transportation Partners L.P. He serves as a trustee and member of the Executive Committee of The Caramoor Center for Music and the Arts, President Emeritus and a Life Trustee of The Jewish Museum in New York City and is a past President of the New York Chapter of the American Jewish Committee where he also served as Chairman of the audit committee of the national organization. Mr. Alperin also formerly served as Chairman of the Board of Advisors of the Tucker Foundation at Dartmouth College, was President of the Board of the Stanley Isaacs Neighborhood Center in New York City, was a trustee of the Hasbro Children’s Foundation, was President of the Toy Industry Association and was a member of the Columbia University Medical School Health Sciences Advisory Council.

Mr. Alperin’s financial expertise, his extensive experience in corporate and securities laws and corporate governance matters and his service on the boards of directors of several public companies brings significant leadership, management, operational and financial experience to our board of directors.

The board of directors unanimously recommends a vote FOR the election of the three named Class II nominees to our board of directors, Brian P. Friedman, Stephen P. Elker and Barry J. Alperin. Proxies received in response to this solicitation will be voted FOR the election of the three named Class II nominees to our board of directors unless otherwise specified in the proxy.

Principal Occupation, Business Experience, Qualifications and Directorships of Other Members of the Board of Directors

The following table sets forth information with respect to each of the other members of the board of directors whose term extends beyond the meeting, including the Class of such director and the year in which each such director’s term will expire.

Name	Age	Year Became a Director	Year Term Expires and Class
Timothy P. Taft	55	2012	2016 Class I
Stacey Rauch	55	2012	2016 Class I
Nicholas Daraviras	40	2011	2015 Class III
Jack A. Smith	78	2011	2015 Class III

Timothy P. Taft has been our Chief Executive Officer and President since 2011 and a director since May 7, 2012. Mr. Taft was the Chief Executive Officer of Souper Salad, Inc., a Texas based soup and salad bar restaurant chain between 2008 and 2010. From 2005 to 2007, Mr. Taft was the Chief Executive Officer and President of Pizza Inn, Inc., a Texas based pizza restaurant chain. From 1994 to 2005, Mr. Taft held various officer and executive officer positions, including from 2001 to 2005 as President and Chief Operating Officer, of Whataburger, Inc., a Texas based hamburger restaurant chain with more than 700 locations in ten states.

With over 30 years of experience in the restaurant and hospitality industry, Mr. Taft brings to our company and our board of directors significant leadership, management, operational, financial, marketing, franchising and brand management experience.

Stacey Rauch has served as a director of Fiesta Restaurant Group since 2012. Ms. Rauch is a Director Emeritus of McKinsey & Company from which she retired in September 2010. Ms. Rauch was a leader in McKinsey’s Retail and Consumer Goods Practices, served as the head of the North American Retail and Apparel Practice, and acted as the Global Retail Practice Convener. A 24 year veteran of McKinsey, Ms. Rauch led engagements for a wide range of retailers, apparel wholesalers, and consumer goods manufacturers. Her areas of expertise include strategy, organization, marketing, merchandising, multi-channel management, global expansion, and retail store operations. Ms. Rauch was a co-founder of McKinsey’s New Jersey office, and was the first woman at McKinsey appointed as an industry practice leader. Ms. Rauch is also a non-executive director of Ann, Inc., a women’s specialty apparel retailer, where she sits on its nominating and corporate governance committee, Land Securities Group PLC, the UK’s largest commercial property company, where she sits on its audit committee. Previously, Ms. Rauch served on the board of directors of the Tops Holding Corporation, the parent company of Tops Markets LLC, a US grocery retailer. Prior to joining McKinsey, Ms. Rauch spent five years in product management for the General Foods Corporation.

With her 24 year tenure at McKinsey and her substantial expertise working with speciality retailers, wholesale apparel manufacturers and department stores, Ms. Rauch brings to our board of directors extensive marketing, merchandising, business strategy and international experience in the retail industry.

Nicholas Daraviras has served as a director of Fiesta Restaurant Group since 2011. Mr. Daraviras is a Managing Director of Leucadia. Prior to 2014, Mr. Daraviras had been employed with Jefferies Capital Partners or its predecessors since 1996. Mr. Daraviras has served on the board of The Sheridan Group, Inc. since 2003. He also served on the boards of Edgen Group Inc., a global distributor of specialty steel products, or its predecessors from 2005 until 2013, and Carrols Restaurant Group from 2009 until 2013. Mr. Daraviras serves on the Audit Committee of The Sheridan Group, Inc. and served on the Compensation Committee of Carrols Restaurant Group as well the Compensation, Corporate Governance, and Nominating Committees of Edgen Group Inc. He also serves on several boards of directors of private portfolio companies of Jefferies Capital Partners.

Mr. Daraviras brings significant experience with the strategic, financial and operational issues of retail companies in connection with his service on the boards of a number of his firm’s past and current portfolio companies.

Jack A. Smith has served as the non-executive Chairman of the board of directors of Fiesta Restaurant Group since 2012 and as a director of Fiesta Restaurant Group since 2011. Mr. Smith also served as a director of Carrols Restaurant Group and as Chairman of its Audit Committee from 2006 until 2012. Mr. Smith is President of SMAT, Incorporated, a consulting company specializing in consumer services. Mr. Smith founded The Sports Authority, Inc., a national sporting goods chain, in 1987 where he served as Chief Executive Officer until September 1998 and as Chairman until 1999. From 1982 until 1987, Mr. Smith served as Chief Operating Officer of Herman’s Sporting Goods. Prior to Herman’s, Mr. Smith served in executive management positions with other major retailers including Sears & Roebuck, Montgomery Ward, Jefferson Stores and Diana Shops. Mr. Smith also served on the board of directors of Darden Restaurants, Inc. and as the Chairman of the Darden Audit Committee from 1995 through 2009.

Mr. Smith, as a former senior executive of several major retail organizations, together with service on the boards of directors of several public companies, including Carrols Restaurant Group and Darden Restaurants, Inc., brings significant leadership, management, operational, financial and brand management experience to our board of directors.

Information Regarding Executive Officers

Name	Age	Position
Timothy P. Taft	55	Chief Executive Officer and President
Lynn S. Schweinfurth	46	Vice President, Chief Financial Officer and Treasurer
Joseph A. Zirkman	53	Vice President, General Counsel and Secretary
Danny K. Meisenheimer	53	Chief Operating Officer—Pollo Tropical
Todd Coerver	45	Chief Operating Officer—Taco Cabana
John Todd	51	Chief Development Officer
Joseph W. Brink	47	Vice President, Supply Chain Management

For biographical information regarding Timothy P. Taft, please see page 5 of this Proxy Statement.

Lynn S. Schweinfurth has been Vice President, Chief Financial Officer and Treasurer of Fiesta Restaurant Group since 2012. From 2010 to 2012, Ms. Schweinfurth served as Vice President of Finance and Treasurer of Winn-Dixie Stores, Inc. Ms. Schweinfurth was Chief Financial Officer of Lone Star Steakhouse and Texas Land & Cattle from 2009 to 2010. She was Vice President, Finance, at Brinker International, Inc. from 2004 to 2009.

Joseph A. Zirkman has been Vice President, General Counsel and Secretary of Fiesta Restaurant Group since 2011. Mr. Zirkman was Vice President, General Counsel and Secretary of Carrols Restaurant Group from 1993 until May 7, 2012. Before joining us and Carrols Restaurant Group, Mr. Zirkman was an associate with the New York City law firm of Baer Marks & Upham beginning in 1986.

Danny K. Meisenheimer has been Chief Operating Officer, Pollo Tropical® since 2013. Mr. Meisenheimer served as Interim Chief Operating Officer, Pollo Tropical from 2012 until 2013. Mr. Meisenheimer served as Chief Brand Officer, Pollo Tropical in 2012. Mr. Meisenheimer was Chief Operating Officer at Souper Salad, Inc. from 2010 to 2012 and Chief Brand Officer at Souper Salad, Inc. from 2008 to 2010. Mr. Meisenheimer was Vice President, Brand Management at Pizza Inn, Inc. from 2005 to 2008.

Todd Coerver has been Chief Operating Officer, Taco Cabana® since 2013. Mr. Coerver served as Interim Chief Operating Officer, Taco Cabana from 2012 until 2013. Mr. Coerver was Chief Marketing Officer, Taco Cabana from 2009 to 2012. From 2002 to 2009, Mr. Coerver was Vice President of Marketing and Innovation at Whataburger, Inc.

John Todd has been Chief Development Officer of Fiesta Restaurant Group since 2012. From 2008 to 2011, Mr. Todd served as Chief Development Officer for The Arby’s Restaurant Group, Inc. From 2005 to 2008, Mr. Todd served as Senior Vice President of Development for The Arby’s Restaurant Group, Inc.

Joseph W. Brink has been Vice President, Supply Chain Management of Fiesta Restaurant Group since 2011. From 2008 to 2011, Mr. Brink served as Vice President of Supply Chain Management of Souper Salad, Inc. From 2005 to 2008, Mr. Brink served as Senior Director of Purchasing of Pizza Inn, Inc.

Information Regarding the Board of Directors and Committees

Family Relationships

There are no family relationships between any of our executive officers or directors.

Independence of Directors

During the fiscal year ended December 29, 2013, our board of directors met or acted by unanimous consent on nine occasions. During the fiscal year ended December 29, 2013, each of the directors attended 100% of the aggregate number of meetings of the board of directors and of any committees of the board of directors on which they served. We do not have a policy on attendance by directors at our annual meeting of stockholders. Two of our directors serving at such time attended our 2013 annual meeting of stockholders.

As required by the listing standards of NASDAQ, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of “independent.”

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and us, our executive officers and our independent registered public accounting firm, the board of directors has affirmatively determined that a majority of our board of directors is comprised of independent directors. Our independent directors pursuant to NASDAQ are Ms. Rauch and Messrs. Friedman, Elker, Alperin, Daraviras and Smith.

Committees of the Board

The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Finance Committee. Our board of directors may also establish from time to time any other committees that it deems necessary or advisable.

Audit Committee

Our Audit Committee consists of Messrs. Elker, Smith and Alperin, with Mr. Elker serving as the Chairman. All three current members of the Audit Committee satisfy the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and Rule 5605 of the NASDAQ listing standards. Each member of our Audit Committee is financially literate. In addition, Mr. Elker serves as our Audit Committee “financial expert” within the meaning of Item 407 of Regulation S-K of the

Securities Act of 1933, as amended, which we refer to as the “Securities Act”, and has the financial sophistication required under the NASDAQ listing standards. Our Audit Committee, among other things:

•	reviews our annual and interim financial statements and reports to be filed with the SEC;

•	monitors our financial reporting process and internal control system;

•	appoints and replaces our independent outside auditors from time to time, determines their compensation and other terms of engagement and oversees their work;

•	oversees the performance of our internal audit function;

•	conducts a review of all related party transactions for potential conflicts of interest and approves all such related party transactions;

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	oversees our compliance with legal, ethical and regulatory matters.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm are approved in advance by our Audit Committee. During the fiscal year ended December 29, 2013, the Audit Committee met or acted by unanimous consent on nine occasions. The Audit Committee has adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act and the NASDAQ listing standards. A copy of the Audit Committee charter is available on the investor relations section of our website at www.frgi.com.

Audit Committee Report

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. The independent registered public accounting firm audits the Company’s financial statements and expresses an opinion on the financial statements based on their audit. The Audit Committee oversees on behalf of the board (i) the accounting, financial reporting and internal control processes of the Company and (ii) the audits of the financial statements and internal controls of the Company. The Audit Committee operates under a written charter adopted by the board.

The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussions of audit project results, as well as quarterly assessments of internal controls.

The Audit Committee has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended December 29, 2013 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed the financial statements with both management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee also discussed with Deloitte the firm’s independence from the Company and management, including the independent auditor’s written disclosures required by Independent Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as adopted by the PCAOB.

The Audit Committee also discussed with Deloitte the overall scope and plans for the audit. The Audit Committee met with Deloitte both with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Management has completed its annual documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee continues to oversee the Company’s efforts related to its internal controls.

Based on the foregoing, we have recommended to the board of directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 29, 2013, for filing with the Securities and Exchange Commission.

Audit Committee

Stephen P. Elker, Chairman

Jack A. Smith

Barry J. Alperin

Compensation Committee

Our Compensation Committee consists of Ms. Rauch, Mr. Friedman and Mr. Smith, with Ms. Rauch serving as the Chairperson. All of the members of our Compensation Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. The principal purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers and members of our board of directors. Our Compensation Committee, among other things:

•	provides oversight on the development and implementation of the compensation programs for our executive officers and outside directors and disclosure relating to these matters; and

•	reviews and approves the compensation of our Chief Executive Officer and the other executive officers of us and our subsidiaries.

The processes and procedures by which the Compensation Committee considers and determines executive officer compensation and outside directors’ compensation are described in the Compensation Discussion and Analysis included in this Proxy Statement. During the 2013 fiscal year, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”), to review the Company’s compensation policies, plans and amounts for the CEO and other executive officers, including the Named Executive Officers. The role of PM&P in determining or recommending the amount or form of executive and director compensation, the nature and scope of PM&P’s assignment and the material elements of the instructions or directions given to PM&P with respect to the performance of their duties under the engagement are described in the Compensation Discussion and Analysis included in this Proxy Statement. We believe that the use of an independent compensation consultant provides additional assurance that our compensation programs are reasonable and consistent with our goals and objectives. The Compensation Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Compensation Committee. The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 29, 2013, the Compensation Committee met or acted by unanimous consent on six occasions. A copy of the Compensation Committee charter is available on the investor relations section of our website at www.frgi.com.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Ms. Rauch and Messrs. Friedman, Elker, Alperin, Daraviras and Smith, with Mr. Smith serving as the Chairman. All of the members of our Corporate Governance and Nominating Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. Our Corporate Governance and Nominating Committee, among other things:

•

establishes criteria for board and committee membership and recommends to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	makes recommendations regarding proposals submitted by our stockholders; and

•	makes recommendations to our board of directors regarding corporate governance matters and practices.

The Corporate Governance and Nominating Committee has adopted a formal written Corporate Governance and Nominating Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 29, 2013, the Corporate Governance and Nominating Committee met or acted by unanimous written consent on one occasion. A copy of the Corporate Governance and Nominating Committee charter is available on the investor relations section of our website at www.frgi.com.

Nominations For The Board Of Directors

The Corporate Governance and Nominating Committee of the board of directors considers director candidates based upon a number of qualifications. The qualifications for consideration as a director nominee vary according to the particular area of expertise being sought as a complement to the existing composition of the board. At a minimum, however, the Corporate Governance and Nominating Committee seeks candidates for director who possess:

•	the highest personal and professional ethics, integrity and values;

•	the ability to exercise sound judgment;

•	the ability to make independent analytical inquiries;

•	willingness and ability to devote adequate time, energy and resources to diligently perform board and board committee duties and responsibilities; and

•	a commitment to representing the long-term interests of the stockholders.

In addition to such minimum qualifications, the Corporate Governance and Nominating Committee takes into account the following factors when considering a potential director candidate:

•	whether the individual possesses specific industry expertise and familiarity with general issues affecting our business; and

•	whether the person would qualify as an “independent” director under SEC and NASDAQ rules.

The Corporate Governance and Nominating Committee has not adopted a specific diversity policy with respect to identifying nominees for director. However, the Corporate Governance and Nominating Committee takes into account the importance of diversified board membership in terms of the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee shall make every effort to ensure that the board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to the board, the Corporate Governance and Nominating Committee will consider and review such existing director’s board and committee attendance and performance, independence, experience, skills and the contributions that the existing director brings to the board.

The Corporate Governance and Nominating Committee has not in the past relied upon third-party search firms to identify director candidates, but may employ such firms if so desired. The Corporate Governance and Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The board retains complete independence in making nominations for election to the board.

The Corporate Governance and Nominating Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Corporate Governance and Nominating Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Pursuant to our amended and restated bylaws, as amended, any stockholder may recommend nominees for director not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders, by writing to Joseph A. Zirkman, Vice President, General Counsel and Secretary, Fiesta Restaurant Group, Inc., 14800 Landmark Boulevard, Suite 500, Addison, Texas 75254, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the stockholder submitting the nomination, and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Secretary and forwarded to Jack A. Smith, the Chairman of the Corporate Governance and Nominating Committee, for further review and consideration in accordance with this policy. Any such stockholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Finance Committee

Our Finance Committee consists of Messrs. Alperin and Daraviras with Mr. Alperin serving as the Chairman. Lynn S. Schweinfurth, our Vice President, Chief Financial Officer and Treasurer, serves as a non-board advisor of the Finance Committee. Our Finance Committee, among other things:

•

reviews and provides guidance to our board of directors and management about policies relating to the Company’s working capital; stockholder dividends and distributions; share repurchases; significant investments; capital stock and debt issuances; material financial strategies and strategic investments; and other transactions or financial issues that management desires to have reviewed by the Finance Committee; and

•	obtains or performs an annual evaluation of the Committee’s performance and makes applicable recommendations to the board of directors.

A copy of the Finance Committee charter is available on the investor relations section of our website at www.frgi.com.

Board Leadership Structure and Role in Risk Oversight

Board Leadership

Our board of directors believes that our current model of separate individuals serving as Chairman of the board of directors and as Chief Executive Officer is the appropriate leadership structure for us at this time. The board of directors believes that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board and necessitates a diversity of views and experiences. The board of directors has determined that having an independent director serve as Chairman of the board of directors is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of Fiesta Restaurant Group, active participation of the independent directors in setting agendas and establishing the board of directors’ priorities and procedures, including with respect to our corporate governance. Further, this structure permits the Chief Executive Officer to focus on the management of our day-to-day operations and the execution of our strategy, while at the same time participating in the establishment of such strategy in his capacity as an employee director.

Risk Oversight

Our board of directors believes that oversight of risk management is the responsibility of the full board, with support from its committees and senior management. The board of directors’ principal responsibility in this area is to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the Company to identify, assess and facilitate processes and practices to address material risks. We believe that the current leadership structure enhances the board of directors’ ability to fulfill this oversight responsibility, as the Chairman, with the support and input of the Chief Executive Officer, is able to focus the board’s attention on the key risks facing us.

Some risks, particularly those relating to potential operating liabilities, the protection against physical loss or damage to our facilities, and the possibility of business interruption resulting from a large loss event, are contained and managed by legal contracts of insurance. Our insurance contracts are reviewed, managed and procured by our Risk Management and Legal departments along with our Chief Financial Officer to optimize their completeness and efficacy. Periodic presentations are made to the board to identify and discuss risks and the mitigation of risk and the board members, particularly the Audit Committee, assesses and oversees business risks as a component of their review of the business and financial activities of the Company.

Code of Ethics

We have adopted written codes of ethics applicable to our directors, officers and employees in accordance with the rules of the SEC and the NASDAQ listing standards. We make our codes of ethics available free of charge on the investor relations section of our website at www.frgi.com. We will disclose on our website amendments to, or waivers from, our codes of ethics in accordance with all applicable laws and regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act, and on representations from our executive officers and directors and persons, if any, who beneficially own more than 10% of our common stock, all filing requirements of Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended December 29, 2013 other than (i) a Statement of Changes in Beneficial Ownership on Form 4 filed by Brian P. Friedman on June 26, 2013 reporting the sale of common stock on June 21, 2013 and (ii) a Statement of Changes in Beneficial Ownership on Form 4 filed by Lynn S. Schweinfurth, a Statement of Changes in Beneficial Ownership on Form 4 filed by Joseph A. Zirkman, a Statement of Changes in Beneficial Ownership on Form 4 filed by Danny K. Meisenheimer, a Statement of Changes in Beneficial Ownership on Form 4 filed by Angela Newell, a Statement of Changes in Beneficial Ownership on Form 4 filed by Timothy P. Taft and a Statement of Changes in Beneficial Ownership on Form 4 filed by Todd Coerver, each on February 22, 2013 reporting the grant of common stock on February 14, 2013.

Stockholder Communications With The Board Of Directors

Any stockholder or other interested party who desires to communicate with our Chairman of the board of directors or any of the other members of the board of directors may do so by writing to: Board of Directors, c/o Jack A. Smith, Chairman of the Board of Directors, Fiesta Restaurant Group, Inc., 14800 Landmark Boulevard, Suite 500, Addison, Texas 75254. Communications may be addressed to the Chairman of the board, an individual director, a board committee, the non-management directors or the full board. Communications will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes “spam,” pornographic material and/or communications offering to buy or sell products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding beneficial ownership of our common stock as of March 6, 2014 by:

•	each person known by us to beneficially own more than 5% of all outstanding shares of our common stock;

•	each of our directors, nominees for director and Named Executive Officers (as set forth in “Executive Compensation-Summary Compensation Table” herein) individually; and

•	all of our directors and executive officers as a group.

26,780,728 shares of our common stock were outstanding on March 6, 2014.

Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, other than to the extent that authority is shared by spouses under applicable law.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. Except as otherwise indicated, the address for each beneficial owner is c/o Fiesta Restaurant Group, Inc., 14800 Landmark Boulevard, Suite 500, Addison, Texas 75254.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Morgan Stanley (1)	2,825,710	10.6%
Morgan Stanley Investment Management Inc.
FMR LLC (2)	2,557,730	9.6%
Gilder, Gagnon, Howe & Co. LLC (3)	1,685,287	6.3%
Timothy P. Taft	223,558	*
Lynn S. Schweinfurth	70,719	*
Joseph A. Zirkman	131,000	*
Danny K. Meisenheimer	19,282	*
Todd Coerver	30,001	*
Stacey Rauch	9,283	*
Brian P. Friedman (4)	56,370	*
Stephen P. Elker	9,283	*
Barry J. Alperin	8,298	*
Nicholas Daraviras	10,630	*
Jack A. Smith	34,169	*
All directors and executive officers as a group (5)	637,385	2.4%

*	Less than one percent
(1)	Information was obtained from a Schedule 13G/A filed on February 11, 2014 with the SEC. The address for Morgan Stanley and Morgan Stanley Investment Management Inc. is 1585 Broadway, New York, New York 10036 and 522 Fifth Avenue, New York, New York 10036, respectively.
(2)	Information was obtained from a Schedule 13G/A filed on February 14, 2014 with the SEC. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	Information was obtained from a Schedule 13G filed on February 12, 2014 with the SEC. Gilder, Gagnon, Howe & Co. LLC (“GGH”) has sole voting and investment power over 27,707 shares. The shares reported include 1,368,801 shares held in customer accounts over which partners and/or employees of GGH have discretionary authority to dispose of or direct the disposition of the shares, 27,707 shares held in the account of the profit sharing plan of GGH, and 288,779 shares held in accounts owned by the partners of GGH and their families. The address for GGH is 3 Columbus Circle, 26th Floor, New York, New York 10019.

(4)

Information was obtained from a Statement of Changes in Beneficial Ownership on Form 4 filed September 12, 2013 with the SEC. Includes 28,668 shares of common stock held by 2055 Partners L.P., which we refer to as “2055 Partners”, and 27,702 shares of our common stock held directly by Mr. Friedman. Mr. Friedman is the general partner of 2055 Partners and, in such capacity, may be deemed to beneficially own the 28,668 shares of our common stock beneficially owned by 2055 Partners. The address of Mr. Friedman is 520 Madison Avenue, 10th Floor, New York, New York 10022.

(5)	Includes 28,668 shares held by 2055 Partners as reported in footnote (4) above. Mr. Friedman is the general partner of 2055 Partners and, in such capacity, may be deemed to beneficially own the 28,668 shares of our common stock beneficially owned by 2055 Partners.

Equity Compensation Plan

The following table summarizes our 2012 Stock Incentive Plan (the “Fiesta Plan”), which is the equity compensation plan under which our common stock may be issued as of December 29, 2013. Our stockholders have approved the Fiesta Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average Exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	2,395,650
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	2,395,650

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Spin-Off and Related Transactions

On May 7, 2012, which we refer to as the “distribution date”, Carrols Restaurant Group, Inc., or “Carrols Restaurant Group”, completed the spin-off of Fiesta Restaurant Group from Carrols Restaurant Group in the form of a pro rata dividend of all of our issued and outstanding common stock to Carrols Restaurant Group’s stockholders whereby each stockholder of Carrols Restaurant Group common stock of record on April 26, 2012, which we refer to as the “spin-off record date”, received one share of our common stock for every one share of Carrols Restaurant Group common stock held, which we refer to as the “spin-off”. As a result of the spin-off, we are an independent company whose common stock is traded on The NASDAQ Global Select Market under the symbol “FRGI.” Carrols Restaurant Group’s common stock continues to trade on The NASDAQ Global Market under the symbol “TAST.”

We and Carrols Restaurant Group have operated separately, each as independent public companies, since the completion of the spin-off on May 7, 2012. In order to govern the relationship between Carrols Restaurant Group and us after the spin-off and to provide mechanisms for an orderly transition, we and Carrols Restaurant Group entered into certain agreements which facilitated the spin-off, govern Carrols Restaurant Group’s relationship with us after the spin-off and provide for the allocation of employee benefits, tax and other liabilities and obligations. The following is a summary of the terms of the material agreements that were entered into among Carrols Restaurant Group, Carrols Corporation or “Carrols”, our former direct parent company and a wholly-owned subsidiary of Carrols Restaurant Group, and us prior to the spin-off.

Separation and Distribution Agreement

The separation and distribution agreement, which we refer to as the “separation agreement”, dated as of April 24, 2012, among Carrols Restaurant Group, Carrols and us provides a framework for the relationship between Carrols Restaurant Group and us following the spin-off, requires cooperation between the parties to fulfill the terms of the spin-off and specifies the terms and conditions of the spin-off. The separation agreement provides that, except as otherwise provided in such agreement, we will assume all of the liabilities and perform all of the obligations arising under or relating to the operation of the Pollo Tropical and Taco Cabana businesses whether incurred before or after the spin-off. The separation agreement also contains certain mutual releases of liability and cross indemnification provisions customary for this type of transaction.

Tax Matters Agreement

The tax matters agreement, which we refer to as the “tax matters agreement”, dated as of April 24, 2012, among Carrols Restaurant Group, Carrols and us (1) governs the allocation of the tax assets and liabilities between Carrols Restaurant Group and Carrols and us, (2) provides for certain restrictions and indemnities in connection with the tax treatment of the spin-off and (3) addresses certain other tax related matters, including, without limitation, those relating to (a) the obligations of Carrols Restaurant Group, Carrols and us with respect to the preparation or filing of tax returns for all periods, and (b) the control of any income tax audits and any indemnities with respect thereto. The tax matters agreement provides that if we take any actions after Carrols Restaurant Group’s distribution of our shares in the spin-off that result in or cause the distribution to be taxable to itself or Carrols Restaurant Group, we will be responsible under the tax matters agreement for any resulting taxes imposed on Carrols Restaurant Group or on Carrols or us. Similarly, the tax matters agreement provides that if Carrols Restaurant Group takes any such actions that result in or cause the distribution to be taxable to us or Carrols Restaurant Group, Carrols Restaurant Group will be responsible for such taxes. Further, the tax matters agreement provides that Carrols Restaurant Group and we will each be responsible for 50% of the losses and taxes of Carrols Restaurant Group and its affiliates and Fiesta Restaurant Group and its affiliates resulting from the spin-off not attributable to any such action of Carrols Restaurant Group or us.

Employee Matters Agreement

The employee matters agreement, which we refer to as the “employee matters agreement”, dated as of April 24, 2012, among Carrols Restaurant Group, Carrols and us provides for the transition of employee benefits arrangements and allocates responsibility for certain employee benefits matters on and after the spin-off, including, without limitation, the treatment of our existing welfare benefit plans, savings and retirement plans, equity-based plan and deferred compensation plan, and our establishment of new plans.

Transition Services Agreement

Under the transition services agreement, which we refer to as the “transition services agreement”, dated as of April 24, 2012, entered into by Carrols Restaurant Group, Carrols, us and Carrols LLC (solely with respect to indemnification), Carrols Restaurant Group and Carrols agreed to provide certain support services (including accounting, tax accounting, treasury management, internal audit, financial reporting and analysis, human resources, and employee benefits management, information systems, restaurant systems support, legal, property management and insurance and risk management services) to us, and we agreed to provide certain limited management services (including certain legal services) to Carrols Restaurant Group and Carrols. In December 2013, we terminated all of the services provided to us under the transition services agreement.

Other

We have entered into a Registration Rights Agreement or “Registration Rights Agreement” with Jefferies Capital Partners IV L.P., or “JCP IV”, Jefferies Employee Partners IV LLC, or “JEP”, and JCP Partners IV LLC, or “JCP Partners” (and together with JCP IV and JEP, the “JCP Group”). The Registration Rights Agreement provides that the JCP Group and their affiliates may make up to five (5) demands to register the shares of our common stock held by them under the Securities Act. The Registration Rights Agreement also provides that whenever we register shares of our common stock under the Securities Act (other than on a Form S-4 or Form S-8), then the JCP Group and its affiliates will have the right to register their shares of our common stock as part of that registration. The registration rights under the Registration Rights Agreement are subject to the rights of the managing underwriters, if any, to reduce or exclude certain shares owned by the JCP Group and their affiliates from an underwritten registration. Except as otherwise provided in the Registration Rights Agreement, the Registration Rights Agreement requires us to pay for all costs and expenses, other than underwriting discounts, commissions and underwriters’ counsel fees, incurred in connection with the registration of the common stock and to indemnify the JCP Group against certain liabilities, including liabilities under the Securities Act.

Jefferies LLC acted as a joint book-running manager of an offering of 3,335,000 shares of our common stock offered and sold by the JCP Group which closed on March 27, 2013. Additionally, Jefferies LLC acted as a joint book-running manager of an offering of 3,105,000 shares of our common stock which closed on November 20, 2013. Currently, Brian P. Friedman and Nicholas Daraviras are members of our board of directors. Mr. Friedman is President of Jefferies Capital Partners and a director and chairman of the Executive Committee of Jefferies. In addition, Jefferies LLC received a portion of the transaction related fees and reimbursement of certain expenses paid by the JCP Group, selling stockholders and us in connection with the offerings for acting as a joint book-running manager.

Related Party Transaction Procedures

The board of directors has assigned responsibility for reviewing related party transactions to our Audit Committee. The board of directors and the Audit Committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors or executive officers must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required by the rules of the SEC. The Audit Committee reports to the board of directors on all related party transactions considered.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this Compensation Discussion & Analysis (“CD&A”) is to provide relevant information to stockholders regarding the Company’s executive compensation processes, procedures, plan designs, and practices with respect to its executive officers named in the Summary Compensation Table (the “Named Executive Officers”) for 2013. The following are the Company’s Named Executive Officers for 2013:

•	Mr. Timothy P. Taft – Chief Executive Officer and President

•	Ms. Lynn S. Schweinfurth – Vice President, Chief Financial Officer, and Treasurer

•	Mr. Joseph A. Zirkman – Vice President, General Counsel, and Secretary

•	Mr. Danny K. Meisenheimer – Chief Operating Officer, Pollo Tropical

•	Mr. Todd Coerver – Chief Operating Officer, Taco Cabana

Executive Summary

Program Design

The Company’s executive compensation program is designed to be straightforward, performance-based, retention-oriented and stockholder aligned.

•	Base salaries are reviewed and approved annually.

•	Short-term cash incentive bonus opportunities are tied to Same Restaurant Sales (“SRS”), Adjusted Earnings Before Tax (“Adjusted EBT”) and individual executive performance objectives.

•

Long-term incentives are provided in the form of annual equity grants, with the 2013 equity grants provided in the form of restricted stock that vests 25% on each anniversary date over four years from the grant date.

•	There are modest additional benefits (e.g., deferred compensation plan).

SRS is referred to as comparable restaurant sales in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013 filed with the SEC on February 25, 2014 (the “2013 Form 10-K”). Adjusted EBT refers to income before taxes (which is set forth in Note 12 to the Company’s consolidated financial statements included in the 2013 Form 10-K), as adjusted to exclude loss on extinguishment of debt of $16.4 million related to refinancing transactions and $0.4 million related to secondary offering expenses completed in 2013.

Financial Results

2013 was the first full year of independent operations for the Company following its spin-off from Carrols Restaurant Group in May 2012. The Company had strong results in 2013, including, without limitation, by the following:

•	SRS increased 2.9% in 2013 on a consolidated basis;

•	Adjusted EBT in 2013 increased 138% to $29.9 million on a consolidated basis compared to 2012; and

•	The stock price increased from $15.32 to $51.24 during the 2013 fiscal year, yielding a 235% return to stockholders.

Strategic Results

The Company’s strong financial results in 2013 were achieved amidst other critical activities and accomplishments during the year, which included the following:

•	Created a five year strategic plan for the Company;

•	Established aggressive new restaurant development momentum;

•	Refinanced the Company’s debt and completed an equity offering;

•	Established a new Corporate headquarters in Addison, Texas; and

•	Completed the information technology transition from Carrols to the Company.

Compensation Costs

The Compensation Committee believes that the Company’s compensation costs for 2013 were aligned with the Company’s financial and strategic results for the year as evidenced by the following:

•	Short-term incentive payouts ranged from 91.0% to 118.1% of target for the Named Executive Officers, generally tracking the Company’s performance relative to budget for SRS and Adjusted EBT; and

•	Long-term incentive awards granted in February 2013 increased in value significantly by the end of the year, directly tracking the increase in the Company’s stock price.

Governance Practices

The Compensation Committee believes that the Company has strong governance practices in place with respect to executive compensation, as evidenced by the following:

•	Fully independent Compensation Committee;

•	Fully independent compensation advisor reporting directly to the Compensation Committee;

•	Compensation Clawback Policy in the event of a financial restatement;

•	Executive and Outside Director stock ownership requirements;

•	Prohibition on hedging and pledging Company stock;

•	No new change-in-control agreements or excise tax gross-ups; and

•	No perquisites provided to our Named Executive Officers.

2014 Compensation Actions

Given the success of the compensation program in attracting and retaining talent, and aligning pay and performance, very few changes are being made to the Named Executive Officer compensation program for 2014:

•	No base salary increases;

•	No increases in award opportunities under the short-term incentive program;

•

Increases in the long-term incentive plan grant value of restricted stock for the Chief Executive Officer from $500,005 to approximately $750,000 and for each of the two brand Chief Operating Officers from $119,995 to approximately $150,000;

•	Continuation of restricted stock as the form of equity award that vests 25% on each anniversary date over four years from the grant date; and

•

Approval of a one-time special equity award in February 2014 with a grant date value of approximately $135,000 for each of the Chief Financial Officer and General Counsel and approximately $95,000 for the Chief Operating Officer of Pollo Tropical in recognition of superior performance and extraordinary contributions to the Company’s success in 2013 and to provide enhanced stockholder alignment and retention strength going forward. These awards were provided in the form of restricted stock with four year cliff vesting (i.e., 100% vesting at the end of four years).

Executive Compensation Roles and Responsibilities

Compensation Committee

The Compensation Committee establishes the overall compensation philosophy and strategy for the Named Executive Officers, determines the Chief Executive Officer’s compensation, and reviews and approves compensation levels, plan designs, policies, and practices that it believes are aligned with this philosophy and strategy and that are in the best interests of the Company and its stockholders. Although the Compensation Committee receives input from the Chief Executive Officer (particularly with respect to the other Named Executive Officers), executive leadership, and its independent compensation advisor, the Compensation Committee makes its own independent determinations regarding executive compensation.

Chief Executive Officer

The Chief Executive Officer attends Compensation Committee meetings and makes specific recommendations to the Compensation Committee with respect to each Named Executive Officers’ compensation other than his own. This information is reviewed and considered by the Compensation Committee along with all other relevant factors and circumstances. The Chief Executive Officer is not present when the Compensation Committee meets in executive session to discuss the compensation of the Named Executive Officers.

Executive Leadership

Various members of executive leadership provide information from time to time either to the Chief Executive Officer or to the Compensation Committee directly. For example, the Chief Financial Officer provides information regarding financial performance and payouts under the short-term incentive program and the General Counsel provides information regarding executive compensation policies and practices such as stock ownership requirements. No members of executive leadership, other than the Chief Executive Officer, regularly attend Compensation Committee meetings.

Independent Compensation Advisor

The Compensation Committee has the authority to retain a compensation advisor. In 2012, the Compensation Committee interviewed and considered several potential compensation advisors. In 2012, and again in 2013, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its compensation advisor. In selecting PM&P, the Compensation Committee considered the SEC’s independence criteria and concluded that PM&P is independent per the criteria and that the work of PM&P did not raise any conflicts of interest. PM&P reports directly to the Compensation Committee, and provides no other services to the Company. PM&P’s services to the Compensation Committee include providing periodic data and information regarding market pay practices and trends, as well as assisting in the development of appropriate compensation program designs and policies and the preparation of the CD&A.

Executive Compensation Components

The following is a brief description of each primary pay component for the Named Executive Officers.

Base Salary

The following sets forth the executive base salary levels for 2013 relative to 2012:

Executive	Position Title	2012	2013	$ Increase	% Increase
Timothy P. Taft	Chief Executive Officer & President	$500,004	$525,000	$24,996	5%
Lynn S. Schweinfurth	VP, Chief Financial Officer & Treasurer	$320,004	$320,004	$—	0%
Joseph A. Zirkman	VP, General Counsel & Secretary	$297,000	$297,000	$—	0%
Danny K. Meisenheimer	Chief Operating Officer, Pollo Tropical	$265,000	$280,000	$15,000	6%
Todd Coerver	Chief Operating Officer, Taco Cabana	$262,656	$280,000	$17,344	7%

The increases for Messrs. Taft, Meisenheimer, and Coerver were to reflect their increasing scope and responsibility in their new roles (all three roles became more substantive following the May 2012 spin-off from Carrols Restaurant Group). The Compensation Committee reviews and considers salary increases annually, taking into consideration factors such as the Company’s performance, individual executive performance and tenure, internal equity among executives, salary increase budgets for all other employees, and competitive market pay levels.

Short-Term Incentive

The Company has adopted a short-term incentive compensation program for the Named Executive Officers pursuant to the Company’s Senior Executive Short Term Incentive Program (the “Short Term Incentive Program”). The purpose of the Short Term Incentive Program is to align short-term pay and short-term performance by creating a variable pay opportunity tied to corporate, brand, and individual executive performance.

The following table sets forth the target short-term incentive opportunity for each Named Executive Officer for 2013, as well as the actual 2013 short-term incentive earned based on results (amounts were paid in cash in 2014):

Executive	Position Title	Base Salary	Target Short- Term Incentive % Salary	Target Short- Term Incentive $ Value	Actual Short- Term Incentive % Salary	Actual Short- Term Incentive $ Value
Timothy P. Taft	Chief Executive Officer & President	$525,000	80%	$420,000	81%	$426,720
Lynn S. Schweinfurth	VP, Chief Financial Officer & Treasurer	$320,004	60%	$192,000	61%	$195,074
Joseph A. Zirkman	VP, General Counsel & Secretary	$297,000	60%	$178,200	61%	$181,051
Danny K. Meisenheimer	Chief Operating Officer, Pollo Tropical	$280,000	60%	$168,000	71%	$198,324
Todd Coerver	Chief Operating Officer, Taco Cabana	$280,000	60%	$168,000	55%	$152,796

The performance measures for the 2013 Short Term Incentive Program awards included SRS, Adjusted EBT and individual goals and objectives (“MBO”). For 2013, each Named Executive Officer had a threshold, target, and maximum award opportunity for SRS and Adjusted EBT performance measures, where the threshold award opportunity was equal to 50% of target and the maximum award opportunity was equal to 150% of target. For example, a Named Executive Officer with a $100,000 target award opportunity amount could earn a threshold award opportunity amount of $50,000 or a maximum award opportunity amount of $150,000. For 2013, each Named Executive Officer had an award opportunity for MBO performance measures ranging from 0%-100% of the target award opportunity.

The following table sets forth the target weighting applicable to each measure for each Named Executive Officer in 2013:

		FRGI Consolidated		Brand (Pollo Tropical and Taco Cabana)
Executive	Position Title	SRS	Adjusted EBT	SRS	Adjusted EBT	Individual MBO	Total % of Target
Timothy P. Taft	Chief Executive Officer & President	20%	60%	0%	0%	20%	100%
Lynn S. Schweinfurth	VP, Chief Financial Officer & Treasurer	20%	60%	0%	0%	20%	100%
Joseph A. Zirkman	VP, General Counsel & Secretary	20%	60%	0%	0%	20%	100%
Danny K. Meisenheimer	Chief Operating Officer, Pollo Tropical	2.5%	7.5%	17.5%	52.5%	20%	100%
Todd Coerver	Chief Operating Officer, Taco Cabana	2.5%	7.5%	17.5%	52.5%	20%	100%

The following table sets forth (a) the threshold award opportunity amount, target award opportunity amount, the maximum award opportunity amount with respect to SRS and Adjusted EBT for FRGI Consolidated and each Brand (Pollo Tropical and Taco Cabana), (b) the actual SRS and Adjusted EBT amounts achieved in 2013 for FRGI Consolidated and each Brand (Pollo Tropical and Taco Cabana) and (c) the achievement percentage of actual SRS and Adjusted EBT amounts achieved in 2013 for FRGI Consolidated and each Brand (Pollo Tropical and Taco Cabana) relative to the target award opportunity amount:

	Threshold Award Opportunity	Target Award Opportunity	Maximum Award Opportunity	Actual	Achievement Percentage
FRGI Consolidated SRS	4.4%	4.9%	5.4%	2.9%	59.2%
Pollo Tropical SRS	5.3%	5.9%	6.5%	5.9%	100%
Taco Cabana SRS	3.7%	4.1%	4.5%	0.5%	12.2%

	Threshold Award Opportunity $ millions	Target Award Opportunity $ millions	Maximum Award Opportunity $ millions	Actual $ millions	Achievement Percentage
FRGI Consolidated Adjusted EBT	$25.1	$27.9	$30.7	$29.9	107.1%
Pollo Tropical Adjusted EBT	$22.1	$24.6	$27.1	$26.2	106.7%
Taco Cabana Adjusted EBT	$3.0	$3.3	$3.6	$3.6	110.3%

A 1% increase or decrease in the achievement percentage of actual SRS and Adjusted EBT amounts relative to the target award opportunity amounts for each of SRS and Adjusted EBT results in a corresponding 5% incremental increase or decrease in payment to a Named Executive Officer relative to the target payment amount multiplied by the target weighting, under the Short Term Incentive Program. The minimum achievement percentage of 90% would result in a payment of 50% of target while an achievement percentage of 110% or greater would result in a maximum payment of 150% for each of SRS and Adjusted EBT and multiplied by the target weighting.

The following table sets forth the actual payout as a percent of target that was earned for each measure for each Named Executive Officers based on 2013 performance relative to pre-determined goals and objectives:

		FRGI Consolidated		Brand (Pollo Tropical and Taco Cabana)
Executive	Position Title	SRS	Adjusted EBT	SRS	Adjusted EBT	Individual MBO	Total % of Target
Timothy P. Taft	Chief Executive Officer & President	0%	136%			100%	101.6%
Lynn S. Schweinfurth	VP, Chief Financial Officer & Treasurer	0%	136%			100%	101.6%
Joseph A. Zirkman	VP, General Counsel & Secretary	0%	136%			100%	101.6%
Danny K. Meisenheimer	Chief Operating Officer, Pollo Tropical	0%	136%	100%	134%	100%	118.1%
Todd Coerver	Chief Operating Officer, Taco Cabana	0%	136%	0%	150%	10%	91.0%

The consolidated and brand SRS and Adjusted EBT results were formulaic calculations based on actual performance in 2013 relative to budgeted target amounts. The individual MBO results were based on an assessment of each individual’s accomplishments relative to pre-determined goals for the year. The Chief Executive Officer assessed each Named Executive Officer’s individual performance other than his own, and the Compensation Committee assessed the individual performance of the Chief Executive Officer. The determination of whether MBO goals and objectives were met by each Named Executive Officer was not entirely formulaic, objective or quantifiable; rather, the individual performance considerations included some factors (among others) that were subjective judgments in connection with the compensation decision.

Long-Term Incentive

The Company has adopted a long-term incentive program that will provide the opportunity for annual equity grants to the Named Executive Officers pursuant to the Fiesta Plan. The purpose of the long-term incentive program is to align long-term pay and long-term performance by providing stock-based compensation that will reward executives for creating long-term stockholder value.

The following sets forth the target long-term incentive grant date value (based on the closing price of the common stock on the date of grant) for each Named Executive Officer for 2013:

Executive	Position Title	Base Salary	Target Long- Term Incentive % Salary	Target Long-Term Incentive $ Value
Timothy P. Taft	Chief Executive Officer & President	$525,000	95%	$500,000
Lynn S. Schweinfurth	VP, Chief Financial Officer & Treasurer	$320,004	78%	$250,000
Joseph A. Zirkman	VP, General Counsel & Secretary	$297,000	51%	$150,000
Danny K. Meisenheimer	Chief Operating Officer, Pollo Tropical	$280,000	43%	$120,000
Todd Coerver	Chief Operating Officer, Taco Cabana	$280,000	43%	$120,000

Unlike the Short Term Incentive Program, which focuses on the award opportunity as a percent of salary, the long-term incentive grant values focus on a targeted grant date value (based on the closing price of the common stock on the date of grant). These targeted grant values are converted into the corresponding number of shares based on the Company’s grant mix for the year. For 2013, the Compensation Committee approved a grant mix of 100% restricted stock. In selecting this grant mix for 2013, the Compensation Committee considered the following factors:

•	The use of restricted stock would create stronger stock ownership opportunities and retention strength;

•	The Company’s limited trading history would make it difficult to value stock options;

•	The Company’s life-cycle stage would make setting multi-year performance goals challenging; and

•	The use of restricted stock would result in the issuance of fewer shares from the Fiesta Plan.

The following table sets forth the actual restricted stock grant levels for each Named Executive Officer for 2013:

Executive	Position Title	Grant Value	Stock Price	# of Shares
Timothy P. Taft	Chief Executive Officer & President	$500,005	$20.54	24,343
Lynn S. Schweinfurth	VP, Chief Financial Officer & Treasurer	$249,992	$20.54	12,171
Joseph A. Zirkman	VP, General Counsel & Secretary	$150,004	$20.54	7,303
Danny K. Meisenheimer	Chief Operating Officer, Pollo Tropical	$119,995	$20.54	5,842
Todd Coerver	Chief Operating Officer, Taco Cabana	$119,995	$20.54	5,842

The 2013 restricted stock grants were all awarded from the Fiesta Plan. The Fiesta Plan allows the Company to grant a variety of equity and equity-based award types with a variety of features and provisions. The 2013 restricted stock awards vest 25% on each anniversary date over four years.

In addition to the annual grant above, the Chief Executive Officer was granted an additional 35,000 shares of restricted stock. The purpose of this grant was to restore the intended ownership opportunity of the Chief Executive Officer’s original equity grant upon becoming Chief Executive Officer, which had been delayed due to delays in completing the spin-off and resulted in fewer shares being awarded to him than originally intended. Accordingly, this was a one-time grant that is not part the annual grant going forward. These shares also vest 25% on each anniversary date over four years from the grant date, thus providing additional performance and retention incentives.

The Role of Benchmarking

The Compensation Committee periodically requests data and information regarding the pay practices and program designs of other, similar companies. However, the Compensation Committee does not benchmark or target a specified pay level or percentile, nor does it necessarily follow the practices of similar companies. Instead, the Compensation Committee considers this information along with all other relevant facts and circumstances facing the Company and the executives. Such factors include Company performance, individual executive performance, internal equity, succession planning, affordability, return on investment, accounting expense, tax deductibility and stockholder dilution.

During 2012, the Compensation Committee requested PM&P provide data and information regarding executive pay levels, variable pay program designs, and compensation policies and procedures in place at similar companies. For this purpose, the following peer group was developed and approved by the Compensation Committee:

•	DineEquity

•	Red Robin Gourmet Burgers

•	CEC Entertainment

•	Buffalo Wild Wings

•	Biglari Holdings

•	Dunkin’ Brands Group

•	BJ’s Restaurants

•	Sonic Corp

•	Denny’s Corp
•	Einstein Noah Restaurant Group

•	Ignite Restaurant Group

•	Krispy Kreme Doughnuts

•	Bravo Brio Restaurant Group

•	Luby’s

•	Caribou Coffee

•	Frisch’s Restaurants

•	AFC Enterprises

•	Chuy’s Holdings

Employment Agreements and Change of Control Agreements

During 2013, the Company did not have employment agreements or change of control agreements with any of its Named Executive Officers other than Mr. Taft, Ms. Schweinfurth and Mr. Zirkman. Mr. Zirkman has a Change of Control/Severance Agreement (the “Change of Control/Severance Agreement”) that was entered into with Carrols Restaurant Group, which was assumed by the Company in connection with the spin-off. The Change of Control/Severance Agreement expires on December 14, 2014. The Change of Control/Severance Agreement is further described on page 33 of this Proxy Statement.

Carrols Restaurant Group and Mr. Taft entered into an offer letter (the “Taft Letter Agreement”) on July 19, 2011, which was assigned to the Company in connection with the spin-off. On February 20, 2014, the Company and Mr. Taft entered into an Executive Employment Agreement (the “Taft Employment Agreement”) which replaced and superseded the Taft Letter Agreement. The Taft Letter Agreement and the Taft Employment Agreement are further described on pages 28 and 29 of this Proxy Statement.

The Company entered into an offer letter (the “Schweinfurth Letter Agreement”) with Ms. Schweinfurth on June 19, 2012 which is further described on pages 29 and 30 of this Proxy Statement. None of our other Named Executive Officers have employment agreements with the Company.

The Taft Letter Agreement did not and the Taft Employment Agreement and the Schweinfurth Letter Agreement do not provide any enhanced benefits upon a change of control of the Company or upon a termination of employment following a change of control of the Company.

However, the Fiesta Plan and individual award agreements for awards and grants under such plan do contain a change of control provision. Under the Fiesta Plan and individual award agreements for awards and grants under such plan, in the event of a change of control of the Company, the vesting provisions on all outstanding unvested restricted shares shall be accelerated and such shares will become free of all restrictions and will be fully vested and transferable.

Retirement Benefits

The Company provides and maintains a 401(k) Savings Plan (“401(k) Plan”) and a Deferred Compensation Plan (“Deferred Compensation Plan”), which are intended to provide the Company’s team members with a competitive tax-deferred long-term savings vehicle. The 401(k) Plan is a qualified 401(k) plan and the Deferred Compensation Plan is a non-qualified deferred compensation plan. The Named Executive Officers are not eligible to participate in a qualified 401(k) plan because they have been excluded as “highly compensated” employees (as defined under the Internal Revenue Code of 1986, as amended (the “Code”)). Under the Deferred Compensation Plan, eligible employees may elect to voluntarily defer portions of their base salary and annual bonus. An eligible employee may elect, with a deferral agreement, to defer all or a specified amount or percentage of base salary and, if applicable, all or a specified amount or percentage of cash bonuses. All amounts deferred by the participants earn interest at 8% per annum. The Company does not provide any matching contributions to the Deferred Compensation Plan.

Additional Policies and Practices

Executive Stock Ownership Guidelines

The Company has adopted executive stock ownership guidelines that include each of the Named Executive Officers. The ownership guidelines require that each covered executive, including the Named Executive Officers, obtain a minimum level of stock ownership within five years of policy adoption and then maintain at least that ownership level going forward. The following sets forth the minimum stock ownership level for each Named Executive Officer:

Executive	Position Title	Salary Multiple
Timothy P. Taft	Chief Executive Officer & President	3x
Lynn S. Schweinfurth	VP, Chief Financial Officer & Treasurer	1x
Joseph A. Zirkman	VP, General Counsel & Secretary	1x
Danny K. Meisenheimer	Chief Operating Officer, Pollo Tropical	1x
Todd Coerver	Chief Operating Officer, Taco Cabana	1x

The only shares that count toward these guidelines are actual shares owned by each executive, including direct and indirect ownership as reported to the SEC.

Compensation Clawback Policy

The Company has adopted a compensation clawback policy. The Named Executive Officers are covered by the policy, which enables the board of directors to seek repayment of incentive compensation that was paid based on financial results that are subsequently restated whereby the amount of incentive compensation that would have been earned based on the restated financial results is lower than what was paid based on the original financial results. This policy will be reviewed from time to time to ensure that it is compliant with any SEC requirements.

Executive Perquisites

We do not currently provide any perquisites to our Named Executive Officers.

Tax Implications

The Compensation Committee has considered the impact of Section 162(m) of the Code. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Compensation Committee to maximize the deductibility of our executives’ compensation whenever possible. However, the Compensation Committee does not believe that compensation decisions should be based solely upon the amount of compensation that is deductible for federal income tax purposes. Accordingly, the Compensation Committee reserves the right to award compensation that is or could become non-deductible when it believes that such compensation is consistent with our strategic goals and in our best interests.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Company’s board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

STACEY RAUCH (Chair)

BRIAN P. FRIEDMAN

JACK A. SMITH

Compensation Committee Interlocks and Insider Participation

The members of the our Compensation Committee for the fiscal year ended December 29, 2013 were Stacey Rauch, Brian P. Friedman and Jack A. Smith. None of the members of the our Compensation Committee were, during such year, an officer of us or any of our subsidiaries or had any relationship with us other than serving as a director except that Mr. Friedman is employed by affiliates of Jefferies LLC, a joint book running manager of the offerings described above. In addition, no executive officer served as a director or a member of the compensation committee of any other entity, other than any subsidiary of ours, one of whose executive officers served as a director or on our Compensation Committee. None of the members of our Compensation Committee, other than Mr. Friedman as described above, had any relationship required to be disclosed under this caption under the rules of the SEC.

SUMMARY COMPENSATION TABLE

The following table summarizes historical compensation awarded or paid to, or earned by the Named Executive Officers for the fiscal year ended December 29, 2013, and, for certain Named Executive Officers, the fiscal years ended December 30, 2012 and January 1, 2012.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)			Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings (3)($)	All Other Compensation ($)	Total ($)
Timothy P. Taft	2013	$525,000	$426,720	$718,900		sign on	—	—	$1,289	—	$2,171,914
Chief Executive Officer and President				$500,005		2013 related
				$1,218,905		Total (4)(5)
	2012	$500,004	$420,000	$1,104,306		sign on	—	—	$881	—	$3,025,191
				$250,000		2013 related
				$250,000		2014 related
				$250,000		2015 related
				$250,000		2016 related

				$2,104,306		Total (5)
	2011	$191,668	$140,000	—			—	—	$133	—	$331,801

Lynn S. Schweinfurth (6)	2013	$320,004	$195,074	$249,992			—	—	$862	—	$765,932
Vice President, Chief Financial Officer and Treasurer
	2012	$147,880	$130,000	$756,000	(7)		—	—	—	—	$1,033,880

Joseph A. Zirkman	2013	$297,000	$181,051	$150,004			—	—	$1,456	—	$629,511
Vice President, General Counsel and Secretary

Danny K. Meisenheimer	2013	$280,000	$198,324	$119,995			—	—	$1,097	—	$599,416
Chief Operating Officer, Pollo Tropical

Todd Coerver	2013	$280,000	$152,796	$119,995			—	—	$561	—	$553,352
Chief Operating Officer, Taco Cabana

(1)	We provide short term incentive bonus compensation to our executive officers based on the achievement of certain financial performance goals on a consolidated basis and at the brand level, and an individual’s achievement of certain specified objectives. See “Compensation Discussion and Analysis” above for a discussion of our Short Term Incentive Program for the bonus amounts earned in fiscal 2013. For the 2012 fiscal year, the Compensation Committee did not approve and adopt a formal bonus program since the spin-off was not completed until May 2012. Consequently, bonuses for fiscal 2012 were determined at the discretion of the Compensation Committee, with input from the Chief Executive Officer, and were based on an individual’s achievement of certain goals and objectives as well as our financial performance in fiscal 2012 as compared to fiscal 2011. Amounts include cash bonuses paid in fiscal year 2014, 2013 and 2012 with respect to services rendered in fiscal year 2013, 2012 and 2011, respectively.
(2)	These amounts represent the aggregate grant date fair value of restricted stock granted and approved by the Compensation Committee in each of the fiscal years presented and is consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. There were no forfeitures in 2013 by the Named Executive Officers. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the executives. The actual value, if any, that an executive may realize will depend on the stock price at the date of vesting. These grants are included and discussed further in the tables included below under “Outstanding Equity Awards at Fiscal Year-End”.
(3)	These amounts represent the above-market portion of earnings on compensation deferred by the Named Executive Officers under our nonqualified Deferred Compensation Plan. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. At December 29, 2013, December 30, 2012 and January 1, 2012, 120% of the federal long-term rate was 3.92%, 2.85 % and 3.37% per annum, respectively, and the interest rate paid to participants was 8% per annum.
(4)	This amount includes 24,343 shares of restricted stock issued to Mr. Taft under the Fiesta Plan and an additional grant of 35,000 shares of restricted stock under the Fiesta Plan, the purpose of which was to restore the intended ownership opportunity of Mr. Taft’s original equity grant upon becoming our Chief Executive Officer, which had been delayed due to delays in completing the spin-off, and which resulted in fewer shares being awarded to him than originally intended. For a further discussion please see “Compensation Discussion & Analysis” above.

(5)	Pursuant to the Taft Letter Agreement, on June 8, 2012, the one month anniversary of the date that the shares of Fiesta Restaurant Group common stock began trading publicly, Mr. Taft received a grant of 165,563 shares of our restricted common stock (the “Initial Grant”) which equaled the aggregate value of $2 million based upon the average trading price of our common stock for the first four weeks the shares of our common stock commenced trading publicly. The restricted shares of our common stock granted to Mr. Taft vest over four years at the rate of 25% per annum beginning on the first anniversary of the date of grant and are subject to provisions of the Fiesta Plan. The Initial Grant was awarded as part of a single grant with approximately one-half of such grant intended as a sign on award and one-half intended to cover a portion, or $250,000, of the aggregate value of the shares of restricted stock that may be granted for each of the 2013, 2014, 2015 and 2016 compensation years to Mr. Taft. Consequently, the aggregate value of any award of restricted stock that Mr. Taft had the potential to receive in each such compensation year would have been reduced by $250,000. Such arrangement with respect to the reduction of any future award of restricted stock to Mr. Taft was terminated by the Compensation Committee in connection with our entering into the Taft Employment Agreement which is described below.
(6)	Ms. Schweinfurth was appointed Vice President, Chief Financial Officer and Treasurer of Fiesta Restaurant Group effective July 16, 2012.
(7)	Represents a one-time sign on award of 50,000 shares of our restricted stock granted to Ms. Schweinfurth on July 16, 2012 in connection with her appointment as our Vice President, Chief Financial Officer and Treasurer. For a further discussion of such stock award, see “Schweinfurth Letter Agreement” below.

Taft Letter Agreement

Pursuant to the terms of an offer letter between Carrols Restaurant Group and Mr. Taft entered into on July 19, 2011 (and assigned to us in connection with the spin-off), Mr. Taft earned an annual base salary of $500,004 and was eligible for annual merit increases beginning in 2013 based upon recommendations of our board of directors and Compensation Committee. Mr. Taft also participated in our executive bonus program and was be eligible to receive a bonus of up to 100% of his base salary with 50% of such bonus based upon attainment of objectives to be established by our Compensation Committee and 50% of such bonus based upon increases in “shareholder value” (as defined in the executive bonus program). For 2013, our Short Term Incentive Program provided that Mr. Taft was eligible to receive a target bonus of 80% of his salary upon the achievement of certain performance goals and individual objectives. For a further discussion, please see “Compensation Discussion & Analysis” above.

Pursuant to the Taft Letter Agreement, on June 8, 2012, the one month anniversary of the date that the shares of Fiesta Restaurant Group common stock began trading publicly, Mr. Taft received a grant of 165,563 shares of our restricted common stock which equaled the aggregate value of $2 million based upon the average trading price of our common stock for the first four weeks the shares of our common stock commenced trading publicly. The restricted shares of our common stock granted to Mr. Taft will vest over four years at the rate of 25% per annum beginning on the first anniversary of the date of grant and are subject to provisions of the Fiesta Plan.

The Initial Grant was awarded as part of a single grant with approximately one-half of such grant intended at the time to be a sign on award and one-half intended to cover a portion, or $250,000, of the aggregate value of the shares of restricted stock that may be granted for each of the 2013, 2014, 2015 and 2016 compensation years to Mr. Taft. Consequently, the aggregate value of any award of restricted stock that Mr. Taft had the potential to receive in each such compensation year would have been reduced by $250,000. Such arrangement with respect to the reduction of any future award of restricted stock to Mr. Taft was terminated by the Compensation Committee in connection with our entering into the Taft Employment Agreement which is described below.

The Taft Letter Agreement also provided that in the event Mr. Taft is terminated without Cause (as defined in the Taft Letter Agreement), he would have been entitled to receive a severance payment equal to his twelve months base salary and the prorated portion of his bonus payable, provided that a bonus would have been payable.

Mr. Taft’s employment as our Chief Executive Officer and President and the Taft Letter Agreement were approved by the compensation committee of the board of directors of Carrols Restaurant Group prior to the spin-off.

Taft Employment Agreement

On February 20, 2014, we entered into an Executive Employment Agreement with Mr. Taft. The term of the Taft Employment Agreement is from February 20, 2014 until December 31, 2014 and shall automatically renew for successive one year terms unless the Taft Employment Agreement is not renewed by Mr. Taft or us or is terminated according to its terms.

Pursuant to the Taft Employment Agreement, Mr. Taft will earn a base salary of $525,000 which can be increased upon approval by our Compensation Committee. Pursuant to the Taft Employment Agreement, Mr. Taft is eligible (i) to receive a short term incentive bonus, intended to qualify as performance-based compensation under Section 162(m) of the Code, with a target of 80% of Mr. Taft’s then base salary based upon attainment of objectives to be established by our Compensation Committee, (ii) to participate in any long term incentive bonus plan of ours intended to qualify as performance-based compensation under Section 162(m) of the Code existing from time to time for its executives and (iii) currently to receive an annual grant of $750,000 of equity compensation.

The Taft Employment Agreement also provides that if Mr. Taft’s employment with us is terminated by us in connection with a non-renewal of the Taft Employment Agreement without Cause (as defined in the Taft Employment Agreement) or for reasons other than Cause, death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or is voluntarily terminated by Mr. Taft for Good Reason (as defined in the Taft Employment Agreement), he shall be entitled to receive (i) one year of his then base salary, (ii) a pro rata portion of any annual bonus that Mr. Taft would have been entitled to receive with respect to the fiscal year of termination had his employment not been terminated, (iii) the payment by us of premium payments for a period of up to twelve months if Mr. Taft and his dependents elect coverage under our health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act and (iv) executive outplacement services in an amount not to exceed $25,000 to be incurred no later than the end of the second year following the year of termination.

If Mr. Taft’s employment with us is terminated by us for Cause or if his employment with us ends due to death, permanent and total disability or due to a voluntary non-renewal of the Taft Employment Agreement or voluntary termination of employment by Mr. Taft without Good Reason, he shall be entitled to receive any earned but unpaid compensation as well as any other amounts or benefits owing to Mr. Taft under the terms of any employee benefit plan of ours.

Mr. Taft, pursuant to the Taft Employment Agreement, agreed, for a period of one year following his termination of employment with us, not to directly or indirectly solicit for employment or employ any person who is or was employed by us within six months prior to his termination date.

Additionally, under the Taft Employment Agreement, Mr. Taft agreed for a period of one year following his termination of employment with us, not to be employed by, or associated with, as an employee, consultant, director or in any other capacity, any company operating Tex-Mex or Mexican-themed quick service, quick casual or casual dining restaurants which competes with our Taco Cabana or Cabana Grill™ concepts, or any company operating Hispanic-themed quick-service, quick-casual, fast-casual or casual dining restaurants which feature grilled chicken as the primary or central menu item and also competes with our Pollo Tropical concept.

The Taft Employment Agreement supersedes and replaces the Taft Letter Agreement.

Schweinfurth Letter Agreement

Pursuant to the terms of an offer letter between Fiesta Restaurant Group and Ms. Schweinfurth entered into on June 29, 2012, Ms. Schweinfurth will earn an annual base salary of $320,000 and will be eligible for annual merit increases beginning in 2014 based upon recommendations of our Chief Executive Officer and Compensation Committee. Ms. Schweinfurth participated in our executive bonus program and was eligible to receive a bonus of up to 90% of her annual base salary with portions of such bonus based upon attainment of objectives to be established by our Compensation Committee and increases in “shareholder value” (as defined in the executive bonus program). The bonus earned by Ms. Schweinfurth for 2012 was pro-rated. For 2013, our Short Term Incentive Program provided that Ms. Schweinfurth was eligible to receive a target bonus of 60% of her salary upon the achievement of certain performance goals and individual objectives. For a further discussion, please see “Compensation Discussion & Analysis” above.

Pursuant to the Schweinfurth Letter Agreement, within 30 days of July 16, 2012, the date of Ms. Schweinfurth’s commencement of employment with the Company, Ms. Schweinfurth received a one-time sign on grant of 50,000 shares of restricted common stock of the Company in connection with her appointment as our Vice President, Chief Financial Officer and Treasurer. The restricted shares of the Company’s common stock granted to Ms. Schweinfurth vest over four years at the rate of 25% per annum beginning on the first anniversary of the date of grant and are subject to provisions of the Fiesta Plan.

The Schweinfurth Letter Agreement also provides that in the event Ms. Schweinfurth is terminated without Cause (as defined in the Schweinfurth Letter Agreement), she will be entitled to receive a severance payment equal to her twelve months base salary and the pro-rated portion of her bonus payable, provided that a bonus would have been payable.

GRANTS OF PLAN-BASED AWARDS

The following table provides certain historical information regarding grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 29, 2013:

Name	Grant Date	Approval Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(3)
Timothy P. Taft	02/14/2013	02/14/2013	59,343	—	$1,218,905
Lynn S. Schweinfurth	02/14/2013	02/14/2013	12,171	—	$249,992
Joseph A. Zirkman	02/14/2013	02/14/2013	7,303	—	$150,004
Danny K. Meisenheimer	02/14/2013	02/14/2013	5,842	—	$119,995
Todd Coerver	02/14/2013	02/14/2013	5,842	—	$119,995

(1)	The grants of plan-based awards in this table above were approved by our Compensation Committee on February 14, 2013.
(2)	Amounts shown in this column reflect the number of restricted stock awards granted to each Named Executive Officer pursuant to the Fiesta Plan during 2013. All such restricted stock vests over a period of four years, with one-fourth of such restricted stock vesting on the first anniversary of the grant date and one-fourth of such restricted stock vesting on each subsequent anniversary of the grant date.
(3)	The value of the restricted stock awards granted in 2013 is calculated by multiplying the number of restricted stock awarded by the market closing price of our common stock on the grant date. The grant date fair value for the February 14, 2013 grant was $20.54 per share.

2012 Stock Incentive Plan.    The Fiesta Plan provides for the grant of stock options and stock appreciation rights, stock awards, performance awards, outside director stock options and outside director stock awards. Any officer, employee, associate, director and any consultant or advisor providing services to us are eligible to participate in the Fiesta Plan.

The Fiesta Plan is administered by the Compensation Committee which approves awards and may base its considerations on recommendations by our Chief Executive Officer. The Compensation Committee has the authority to (1) approve plan participants, (2) approve whether and to what extent stock options, stock appreciation rights, stock awards and performance awards are to be granted and the number of shares of stock to be covered by each award (other than an outside director award), (3) approve forms of agreement for use under the Fiesta Plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award, (6) determine the fair market value, and (7) determine the type and amount of consideration to be received by us for any stock award issued.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all equity awards that were not vested at the December 29, 2013 fiscal year end for each of the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy P. Taft	—	—	—	—	—	183,515	$9,403,309	—	—
Lynn S. Schweinfurth	—	—	—	—	—	49,671	$2,545,142	—	—
Joseph A. Zirkman	—	—	—	—	—	20,095	$1,029,668	—	—
Danny K. Meisenheimer	—	—	—	—	—	13,342	$683,644	—	—
Todd Coerver	—	—	—	—	—	15,965	$818,047	—	—

(1)	The market value of the restricted stock awards was determined based on the closing price of our common stock on the last trading day of the fiscal year, December 27, 2013, which was $51.24.

OPTIONS EXERCISED AND STOCK VESTED

The following table provides summary information about options exercised by our Named Executive Officers and shares of restricted stock that vested during the fiscal year ended December 29, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Timothy P. Taft	—	—	41,391	$1,440,407
Lynn S. Schweinfurth	—	—	12,500	$430,500
Joseph A. Zirkman	—	—	6,161	$138,986
Danny K. Meisenheimer	—	—	2,500	$82,075
Todd Coerver	—	—	4,188	$81,865

(1)	Based on the closing price of our common stock on the date before vesting.

NONQUALIFIED DEFERRED COMPENSATION

We have adopted a Deferred Compensation Plan for employees not eligible to participate in our Retirement Savings Plan (the “Retirement Plan”) because they have been excluded as “highly compensated” employees (as so defined in the Retirement Plan), to voluntarily defer portions of their base salary and annual bonus. An eligible employee may elect, on a deferral agreement, to defer all or a specified percentage of base salary and, if applicable, all or a specified percentage of cash bonuses. All amounts deferred by the participants earn interest at 8% per annum. We do not match any portion of the funds.

The following table describes contributions, earnings and balances at December 29, 2013 under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Timothy P. Taft	$24,000	—	$2,508	—	$44,127
Lynn S. Schweinfurth	$38,400	—	$1,688	—	$40,088
Joseph A. Zirkman	$29,700	—	$3,046	—	$53,855
Danny K. Meisenheimer	$31,250	—	$2,133	—	$33,383
Todd Coerver	$14,000	—	$1,094	—	$21,215

(1)	Earnings represent the interest earned on amounts deferred at 8.0% per annum.
(2)	Amounts reported in this column include contributions that the Named Executive Officer made in 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

Taft Employment Agreement

The Taft Employment Agreement provides that if Mr. Taft’s employment with us is terminated by us in connection with a non-renewal of the Taft Employment Agreement without Cause (as defined in the Taft Employment Agreement) or for reasons other than Cause, death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or is voluntarily terminated by Mr. Taft for Good Reason (as defined in the Taft Employment Agreement), he shall be entitled to receive (i) one year of his then base salary, (ii) a pro rata portion of any annual bonus that Mr. Taft would have been entitled to receive with respect to the fiscal year of termination had his employment not been terminated, (iii) the payment by us of premium payments for a period of up to twelve months if Mr. Taft and his dependents elect coverage under our health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act and (iv) executive outplacement services in an amount not to exceed $25,000 to be incurred no later than the end of the second year following the year of termination.

If Mr. Taft’s employment with us is terminated by us for Cause or if his employment with us ends due to death, “permanent and total disability” or due to a voluntary non-renewal of the Taft Employment Agreement or voluntary termination of employment by Mr. Taft without Good Reason, he shall be entitled to receive any earned but unpaid compensation as well as any other amounts or benefits owing to Mr. Taft under the terms of any employee benefit plan of ours.

Schweinfurth Letter Agreement

The Schweinfurth Letter Agreement provides that in the event Ms. Schweinfurth is terminated without Cause (as defined in the Schweinfurth Letter Agreement), she will be entitled to receive a severance payment equal to her twelve months base salary and the pro-rated portion of her bonus payable, provided that a bonus would have been payable.

Change of Control/Severance Agreement

In December 2006, Carrols Restaurant Group and Carrols entered into a Change of Control/Severance Agreement with Mr. Zirkman. Pursuant to the employee matters agreement, we assumed the obligations of Carrols Restaurant Group and Carrols under the Change of Control/Severance Agreement upon the completion of the spin-off. The Change of Control/Severance Agreement provides that if within one year following a “Change of Control” (as defined in the Change of Control/Severance Agreement), Mr. Zirkman’s employment is terminated by us without Cause (as defined in the Change of Control/Severance Agreement) or by Mr. Zirkman for Good Reason (as defined in the Change of Control/Severance Agreement), then Mr. Zirkman will be entitled to receive (a) a cash lump sum payment in the amount equal to the product of 18 and Mr. Zirkman’s monthly base salary at the then current rate, (b) an amount equal to the aggregate bonus payment for the year in which Mr. Zirkman incurs a termination of employment to which Mr. Zirkman would otherwise have been entitled had his employment not terminated under the Short Term Incentive Program, and (c) continued coverage under our welfare and benefits plans for Mr. Zirkman and his dependents for a period of up to 18 months. The Change of Control/Severance Agreement also provides that if prior to a Change of Control or more than one year after a Change of Control, Mr. Zirkman’s employment is terminated by us without Cause or by Mr. Zirkman for Good Reason, then Mr. Zirkman will be entitled to receive (a) a cash lump sum payment in the amount equal to one year’s salary at the then current rate, (b) an amount equal to the pro rata portion of the aggregate bonus payment for the year in which Mr. Zirkman incurs a termination of employment to which Mr. Zirkman would otherwise have been entitled had his employment not terminated under the Short Term Incentive Program, and (c) continued coverage under our welfare and benefits plans for Mr. Zirkman and his dependents for a period of up to 18 months. The payments and benefits due under the Change of Control/Severance Agreement cannot be reduced by any compensation earned by Mr. Zirkman as a result of employment by another employer or otherwise. The payments are also not subject to any set-off, counterclaim, recoupment, defense or other right that we may have against Mr. Zirkman. The Change of Control/Severance Agreement expires on December 14, 2014.

The following table summarizes estimated benefits that would have been payable to Mr. Taft (assuming the Taft Employment Agreement was in effect on December 29, 2013) (a) if his employment had been terminated on December 29, 2013 (i) by us for “cause”, by us in connection with a voluntary non-renewal of the Taft Employment Agreement or by him without “good reason”, (ii) by us in connection with a non-renewal of the Taft Employment Agreement without “cause” or by him for “good reason”, (iii) upon disability and (iv) upon death, or (b) upon a change of control of Fiesta Restaurant Group.

	Terminated For Cause, Voluntary Non-Renewal or by Employee Without Good Reason ($)	Terminated Due to Non-Renewal Without Cause or by Employee For Good Reason ($)		Disability ($)	Death ($)	Change of Control ($)
Severance	$—	$525,000	(1)	$—	$—	$—
Bonus (2)	—	426,720		426,720	426,720	—
Accrued Vacation (3)	—	30,288		30,288	30,288	30,288
Welfare Benefits (4)	—	26,646		—	—	—
Deferred Compensation Plan (5)	44,127	44,127		44,127	44,127	44,127
Equity (6)	—	9,403,309		9,403,309	9,403,309	9,403,309
Outplacement Services	—	25,000		—	—	—

Total	$44,127	$10,481,090		$9,904,444	$9,904,444	$9,477,724

(1)	Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at December 29, 2013.
(2)

Reflects an amount equal to the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which he would otherwise have been entitled had his employment not terminated under the Short Term Incentive Program in effect at December 29, 2013. Such payment would be made no later than March 15th of the calendar year following the calendar year the Named Executive Officer’s employment is terminated.
(3)	Amount represents three weeks of accrued but unpaid vacation as of December 29, 2013 based on the annual salary of $525,000 in effect at December 29, 2013.
(4)	Reflects continued coverage of group health plan coverage for such Named Executive Officer and his dependents for a period of 12 months based on rates in effect at December 29, 2013 without discounting.
(5)	Reflects a cash lump sum payment in the amount value of the Deferred Compensation Plan on December 29, 2013.
(6)	All unvested shares of stock held by the Named Executive Officer will automatically vest under the terms of the Fiesta Plan and the applicable award agreement. With respect to a change of control of Fiesta Restaurant Group, all unvested shares of stock will automatically vest under the terms of the Fiesta Plan even if the Named Executive Officer’s employment is not terminated following a change of control. The amount is based on the unvested shares held by the Named Executive Officer at December 29, 2013 and the closing price of our common stock on December 27, 2013 of $51.24 (the last trading day of fiscal 2013).

The following table summarizes estimated benefits that would have been payable to Ms. Schweinfurth (a) if her employment had been terminated on December 29, 2013 (i) by us for “cause”, (ii) by us without “cause”, (iii) upon disability and (iv) upon death, or (b) upon a change of control of Fiesta Restaurant Group.

	Terminated For Cause	Terminated Without Cause		Disability	Death	Change of Control
Severance	$—	$320,004	(1)	$—	$—	$—
Bonus (2)	—	195,074		195,074	195,074	—
Accrued Vacation (3)	—	18,462		18,462	18,462	18,462
Deferred Compensation Plan (4)	40,088	40,088		40,088	40,088	40,088
Equity (5)	—	2,545,142		2,545,142	2,545,142	2,545,142

Total	$40,088	$3,118,770		$2,798,766	$2,798,766	$2,603,692

(1)	Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at December 29, 2013.
(2)	Reflects an amount equal to the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which she would otherwise have been entitled had her employment not terminated under the Short Term Incentive Program in effect at December 29, 2013. Such payment would be made no later than March 15th of the calendar year following the calendar year the Named Executive Officer’s employment is terminated.
(3)	Amount represents three weeks of accrued but unpaid vacation as of December 29, 2013 based on the annual salary of $320,004 in effect at December 29, 2013.
(4)	Reflects a cash lump sum payment in the amount value of the Deferred Compensation Plan on December 29, 2013.
(5)	All unvested shares of stock held by the Named Executive Officer will automatically vest under the terms of the Fiesta Plan and the applicable award agreement. With respect to a change of control of Fiesta Restaurant Group, all unvested shares of stock will automatically vest under the terms of the Fiesta Plan even if the Named Executive Officer’s employment is not terminated following a change of control. The amount is based on the unvested shares held by the Named Executive Officer at December 29, 2013 and the closing price of our common stock on December 27, 2013 of $51.24 (the last trading day of fiscal 2013).

The following table summarizes estimated benefits that would have been payable to Mr. Zirkman (a) if his employment had been terminated on December 29, 2013 by us without “cause” or by him for “good reason” within one year after a change of control, (b) if his employment had been terminated on December 29, 2013 by us without “cause” or by the executive officer for “good reason” prior to a change of control or more than one year after a change of control, (c) if his employment had been terminated on December 29, 2013 upon disability or (d) if his employment had been terminated on December 29, 2013 upon death.

	Termination Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)		Termination Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control ($)		Disability ($)		Death ($)
Severance	$459,809	(1)	$306,589	(3)	$—		$—
Bonus	181,051	(2)	181,051	(4)	181,051	(4)	181,051	(4)
Accrued Vacation (5)	—		22,846		22,846		22,846
Welfare Benefits (6)	44,207		44,207		—		—
Deferred Compensation Plan (7)	53,855		53,855		53,855		53,855
Equity (8)	1,029,668		1,029,668		1,029,668		1,029,668

Total	$1,768,590		$1,638,216		$1,287,420		$1,287,420

(1)

Reflects a cash lump sum payment in an amount equal to 18 multiplied by the amount of the Named Executive Officer’s monthly base salary in effect at December 29, 2013 plus interest of 6.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 29, 2013 of 3.25% plus 3.0%) until the time of payment which would be the 5th business day following the six month anniversary of termination.

(2)	Reflects an amount equal to the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which he would otherwise have been entitled had his employment not terminated under the Short Term Incentive Program in effect at December 29, 2013. Such payment would be made no later than March 15th of the calendar year following the calendar year the Named Executive Officer’s employment is terminated.
(3)

Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at December 29, 2013 plus interest of 6.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 29, 2013 of 3.25% plus 3.0%) until the time of payment which would be the 5th business day following the six month anniversary of termination.

(4)	Reflects an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which the Named Executive Officer would otherwise have been entitled had his employment not terminated under the Short Term Incentive Program in effect at December 29, 2013.
(5)	Amount represents four weeks of accrued but unpaid vacation as of December 29, 2013 based on the annual salary of $297,000 in effect at December 29, 2013.
(6)	Reflects continued coverage of group term life and disability insurance and group health and dental plan coverage for such Named Executive Officer and his dependents for a period of 18 months based on rates in effect at December 29, 2013 without discounting.
(7)	Reflects a cash lump sum payment in the amount value of the Deferred Compensation Plan on December 29, 2013.
(8)	All unvested shares of stock held by the Named Executive Officer will automatically vest. Unlike other payments in this table, the shares vest in accordance with the Fiesta Plan even if the Named Executive Officer’s employment is not terminated following a change of control. The amount is based on the unvested shares held by the Named Executive Officer at December 29, 2013 and the closing price of our common stock on December 27, 2013 of $51.24 (the last trading day of fiscal 2013).

The following table summarizes estimated benefits that would have been payable to Mr. Meisenheimer (a) if his employment had been terminated on December 29, 2013 (i) upon disability and (ii) upon death, or (b) upon a change of control of Fiesta Restaurant Group.

	Disability	Death	Change of Control
Severance	$—	$—	$—
Bonus (1)	198,324	198,324	—
Accrued Vacation (2)	10,769	10,769	10,769
Deferred Compensation Plan (3)	33,383	33,383	33,383
Equity (4)	683,644	683,644	683,644

Total	$926,120	$926,120	$727,796

(1)	Reflects an amount equal to the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which he would otherwise have been entitled had his employment not terminated under the Short Term Incentive Program in effect at December 29, 2013. Such payment would be made no later than March 15th of the calendar year following the calendar year the Named Executive Officer’s employment is terminated.
(2)	Amount represents three weeks of accrued but unpaid vacation as of December 29, 2013 based on the annual salary of $280,000 in effect at December 29, 2013.
(3)	Reflects a cash lump sum payment in the amount value of the Deferred Compensation Plan on December 29, 2013.
(4)	All unvested shares of stock held by the Named Executive Officer will automatically vest under the terms of the Fiesta Plan and the applicable award agreement. With respect to a change of control of Fiesta Restaurant Group, all unvested shares of stock will automatically vest under the terms of the Fiesta Plan even if the Named Executive Officer’s employment is not terminated following a change of control. The amount is based on the unvested shares held by the Named Executive Officer at December 29, 2013 and the closing price of our common stock on December 27, 2013 of $51.24 (the last trading day of fiscal 2013).

The following table summarizes estimated benefits that would have been payable to Mr. Coerver (a) if his employment had been terminated on December 29, 2013 (i) upon disability and (ii) upon death, or (b) upon a change of control of Fiesta Restaurant Group.

	Disability	Death	Change of Control
Severance	$—	$—	$—
Bonus (1)	152,796	152,796	—
Accrued Vacation (2)	10,769	10,769	10,769
Deferred Compensation Plan (3)	21,215	21,215	21,215
Equity (4)	818,047	818,047	818,047

Total	$1,002,827	$1,002,827	$850,031

(1)	Reflects an amount equal to the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which he would otherwise have been entitled had his employment not terminated under the Short Term Incentive Program in effect at December 29, 2013. Such payment would be made no later than March 15th of the calendar year following the calendar year the Named Executive Officer’s employment is terminated.
(2)	Amount represents three weeks of accrued but unpaid vacation as of December 29, 2013 based on the annual salary of $280,000 in effect at December 29, 2013.

(3)	Reflects a cash lump sum payment in the amount value of the Deferred Compensation Plan on December 29, 2013.
(4)	All unvested shares of stock held by the Named Executive Officer will automatically vest under the terms of the Fiesta Plan and the applicable award agreement. With respect to a change of control of Fiesta Restaurant Group, all unvested shares of stock will automatically vest under the terms of the Fiesta Plan even if the Named Executive Officer’s employment is not terminated following a change of control. The amount is based on the unvested shares held by the Named Executive Officer at December 29, 2013 and the closing price of our common stock on December 27, 2013 of $51.24 (the last trading day of fiscal 2013).

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our non-employee directors during the fiscal year ended December 29, 2013. Compensation information for Timothy P. Taft, our Chief Executive Officer and President, is set forth in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Award (2) ($)	Option Award ($)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Stacey Rauch	$51,000	$50,034	—	—	—	—	$101,034
Brian P. Friedman	$47,250	$50,034	—	—	—	—	$97,284
Stephen P. Elker	$56,000	$50,034	—	—	—	—	$106,034
Nicholas Daraviras	$45,500	$50,034	—	—	—	—	$95,534
Barry J. Alperin	$52,250	$50,034	—	—	—	—	$102,284
Jack A. Smith	$69,000	$62,516	—	—	—	—	$131,516

(1)	The amounts listed in this column include the payment of director fees.
(2)	On June 12, 2013, Ms. Rauch, Mr. Friedman, Mr. Elker, Mr. Daraviras, and Mr. Alperin were each granted 1,415 restricted shares of common stock valued at $35.36 per share under the Fiesta Plan. On June 12, 2013, Mr. Smith was granted 1,768 restricted shares of common stock valued at $35.36 per share under the Fiesta Plan. The restricted common stock granted to Ms. Rauch, Mr. Friedman, Mr. Elker, Mr. Daraviras, Mr. Alperin and Mr. Smith fully vests on the first anniversary of the grant date. The amounts shown in this column represent the fair value of restricted common stock granted and approved by the Compensation Committee and is consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. There were no forfeitures in 2013 by these individuals.

We use a combination of cash and stock-based compensation to attract and retain qualified non-employee directors to serve on our board of directors. The members of our board of directors, except for any member who is an executive officer or employee, each will receive a fee for serving on our board or board committees. Non-employee directors will receive compensation for board service as follows:

•

Prior to June 12, 2013, an annual retainer of $30,000 per year for serving as a director, except that the Chairman of our board of directors received an annual retainer of $45,000. Effective as of June 12, 2013, the annual retainer was $45,000 per year for serving as a director, except that the Chairman of our board of directors receives an annual retainer of $60,000.

•

Prior to June 12, 2013, attendance fees of an additional $2,000 for each board of directors meeting attended in person and $500 for each board of directors meeting attended telephonically or by videoconference. Prior to June 12, 2013, the chairman of our Audit Committee received an additional fee of $10,000 per year and each other member of our Audit Committee received an additional fee of $2,500 per year. Prior to June 12, 2013, the chairman of our Compensation Committee received an additional fee of $5,000 per year and each other member of our Compensation Committee received an additional fee of $2,500 per year. Prior to June 12, 2013, the chairman of our Corporate Governance and Nominating Committee received an additional fee of $2,500 per year and each other member of our Corporate Governance and Nominating Committee received an additional fee of $1,500 per year. All directors are reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of our board of directors.

•

Effective as of June 12, 2013, members of our board of directors did not receive attendance fees for each board of directors meeting attended in person, telephonically or by videoconference. Effective as of June 12, 2013, the chairman of our Audit Committee received an additional fee of $15,000 per year and each other member of our Audit Committee received an additional fee of $7,500 per year. Effective as of June 12, 2013, the chairman of our Compensation Committee received an additional fee of $10,000 per year and each other member of our Compensation Committee received an additional fee of $5,000 per year. Effective as of June 12, 2013, the chairman of our Corporate Governance and

Nominating Committee received an additional fee of $5,000 per year and each other member of our Corporate Governance and Nominating Committee received an additional fee of $2,500 per year. Effective as of June 12, 2013, the chairman of our Finance Committee received an additional fee of $5,000 per year and each other member of our Finance Committee received an additional fee of $2,500 per year. In addition, all directors will be reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of our board of directors.

•

Pursuant to the Fiesta Plan, upon becoming a director, any future director will receive a number of shares of our restricted common stock having an aggregate fair market value (as defined in the Fiesta Plan) of $100,000 which will vest in equal installments over five years.

•

On the date of each annual meeting of our stockholders members of our board of directors, except for any member who is an executive officer or employee (i) will receive a number of shares of our restricted common stock having an aggregate fair market value (as such term is defined in the Fiesta Plan) of $50,000 on the date of grant, which will fully vest on the first anniversary of the date of grant, or such other amount as determined by the Compensation Committee other than the Chairman of our board of directors who will receive a number of shares of our restricted common stock having an aggregate fair market value (as such term is defined in the Fiesta Plan) of $62,500 on the date of grant, which will fully vest on the first anniversary of the date of grant, or such other amount as determined by the Compensation Committee, and (ii) may, in the discretion of the Compensation Committee, be granted outside director stock options in an amount determined by the Compensation Committee.

PROPOSAL 2—ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION”

We are providing our stockholders an opportunity to cast a vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as described in this Proxy Statement under “Executive Compensation” in accordance with the rules of the SEC.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of encouraging and rewarding executives to contribute to the achievement of the Company’s business objectives and to attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success. The program is intended to align the interests of the Named Executive Officers with those of stockholders, provide an appropriate and balanced mix of short-term and long-term compensation elements, and reward the achievement of performance measures that are directly related to the Company’s financial goals.

The Compensation Committee believes that the amounts of 2013 actual total compensation for the Named Executive Officers are consistent with these objectives. The compensation of the Named Executive Officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 18 to 39 of this Proxy Statement. The Compensation Discussion and Analysis section and the accompanying tables and narrative provide a comprehensive review of the Company’s executive compensation program and its elements, objectives and rationale. Stockholders are urged to read this disclosure before voting on this proposal.

We are asking our stockholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement under “Executive Compensation”. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following non-binding resolution at the meeting. For the reasons stated above, the board is requesting approval of the following non-binding resolution:

RESOLVED, that the stockholders of Fiesta Restaurant Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.

This advisory resolution will be considered approved if it receives an affirmative vote of the majority of the shares present at the meeting and entitled to vote on the subject matter. The stockholder vote on this proposal will be non-binding on the Company and the board and will not be construed as overruling a decision by the Company or the board. However, the board and the Compensation Committee value the opinions that stockholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

The board of directors recommends a vote FOR the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in this Proxy Statement under “Executive Compensation”. Proxies received in response to this solicitation will be voted FOR the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in this Proxy Statement under “Executive Compensation” unless otherwise specified in the proxy.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY STOCKHOLDER VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

This proposal enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 included in this Proxy Statement. By voting on this proposal, stockholders may indicate on a non-binding and advisory basis, whether they would prefer an advisory vote on the Named Executive Officers’ compensation once every one, two, or three years.

After careful consideration of this proposal, our board of directors has determined that an advisory vote on the compensation of the Company’s Named Executive Officers that occurs every year is the most appropriate alternative for the Company, and therefore recommends that you vote for an annual advisory vote on the compensation of the Company’s Named Executive Officers.

We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal. Pursuant to this advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers, stockholders will be able to specify one of four choices for this proposal on the proxy card or voting instruction: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the board’s recommendation. To the extent one frequency receives the highest vote of the shares present at the meeting and entitled to vote on the subject matter, such frequency will be deemed approved by the stockholders. However, the vote is non-binding on the board of directors. Although non-binding, the board and the Compensation Committee will carefully review the voting results. Notwithstanding the board’s recommendation and the outcome of the stockholder vote, the board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The board of directors recommends stockholders vote to conduct future advisory votes on the compensation of the Company’s Named Executive Officers EVERY YEAR.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the consolidated financial statements of the Company for the fiscal year ending December 28, 2014. Although stockholder ratification of the board’s action in this respect is not required, the board considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to reconsider the selection of the independent registered public accounting firm for the fiscal year ending December 28, 2014.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if so desired and is expected to be available to respond to appropriate questions from stockholders.

The majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 28, 2014.

The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 28, 2014. Proxies received in response to this solicitation will be voted FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 28, 2014 unless otherwise specified in the proxy.

Fees for Professional Services

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 29, 2013 and December 30, 2012 by our independent registered public accounting firm, Deloitte & Touche LLP:

	Fiscal Year Ended,
	December 29, 2013	December 30, 2012
	(Amount in the thousands)
Audit Fees (1)	$733	$675
Audit-Related Fees (2)	94	37
Total Audit and Audit Related Fees	827	712
Tax Fees (3)	45	25

Total	$872	$737

(1)	Audit fees represents the aggregate fees billed or to be billed for professional services rendered for the audit of our annual consolidated financial statements, review of interim quarterly financial statements included in our quarterly reports on Form 10-Q, and for the effectiveness of our internal controls over financial reporting.
(2)	Audit related fees shown include fees for assurance and related services that are traditionally performed by independent auditors.
(3)	The aggregate tax fees billed for professional services rendered for tax consulting and compliance.

Policy on Audit Committee Pre-Approval of Services Provided by Deloitte & Touche LLP

The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm, other than de minimis non-audit services, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Audit Committee; provided, however, the decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Incorporation By Reference

A copy of the our Annual Report on Form 10-K and all of the exhibits attached for the fiscal year ended December 29, 2013, as filed with the SEC, may be obtained from www.proxyvote.com or the SEC’s website at www.sec.gov. In addition, upon written request, we will send a complete copy of the Annual Report on Form 10-K as instructed on the Notice or below under “Other Matters.”

Other Matters

Stockholder proposals intended for inclusion in our proxy statement relating to the Annual Meeting of Stockholders in 2015 must be received by us a reasonable time before we begin to print and mail our proxy materials for the Annual Meeting of Stockholders in 2015. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2015 Annual Meeting of Stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by us a reasonable time before we begin to print and mail our proxy materials for the Annual Meeting of Stockholders in 2015 and certain other conditions of the applicable rules of the SEC are satisfied. Under our amended and restated bylaws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled Annual Meeting of Stockholders to be held in 2015, including nominations for election as directors of persons other than nominees of the board of directors, must be received by us not more than the 120 days prior to the 2015 Annual Meeting of Stockholders and no later than the later of (i) the close of business on the 90th day prior to the 2015 Annual Meeting of Stockholders and (ii) the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting of Stockholders is first made by us. Such proposals must comply with the procedures outlined in our amended and restated bylaws, which may be found on our website www.frgi.com or a copy of which is available upon request from the Secretary of the Company, 14800 Landmark Boulevard, Suite 500, Addison, Texas 75254.

We will bear the cost of preparing, assembling and mailing the notice and, if requested, the form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation and all costs associated with the new SEC rule that allows us to deliver our proxy materials to stockholders via the Internet. In addition to solicitation of proxies by use of the Internet, telephone and mail, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.

We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the notice to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 2013, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO JOSEPH A. ZIRKMAN, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, FIESTA RESTAURANT GROUP, INC., 14800 LANDMARK BOULEVARD, SUITE 500, ADDISON, TEXAS 75254, OR ORAL REQUEST TO MR. ZIRKMAN AT 972-702-9300, EXT. 1004.

Our board of directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

WE ENCOURAGE YOU TO AUTHORIZE YOUR PROXY ELECTRONICALLY BY GOING TO THE WEBSITE WWW.PROXYVOTE.COM OR BY CALLING THE TOLL-FREE NUMBER (FOR RESIDENTS OF THE UNITED STATES AND CANADA) LISTED ON YOUR NOTICE AND PROXY CARD. PLEASE HAVE YOUR NOTICE OR PROXY CARD IN HAND WHEN GOING ONLINE OR CALLING. IF YOU AUTHORIZE YOUR PROXY ELECTRONICALLY OVER THE INTERNET OR BY CALLING THE TOLL-FREE NUMBER, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. IF YOU CHOOSE TO AUTHORIZE YOUR PROXY BY MAIL, SIMPLY MARK YOUR PROXY CARD, AND THEN DATE, SIGN AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By order of the Board of Directors,

JOSEPH A. ZIRKMAN

Vice President, General Counsel and Secretary

14800 Landmark Boulevard, Suite 500

Addison, Texas 75254

March 19, 2014

FIESTA RESTAURANT GROUP, INC. ATTN: LYNN S. SCHWEINFURTH, VP/CFO 14800 LANDMARK BOULEVARD, SUITE 500 ADDISON, TX 75254

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M69827-P50388                         KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

FIESTA RESTAURANT GROUP, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR items 1 and 2:		All	All	Except

1. To elect as Class II Directors of Fiesta Restaurant Group, Inc., the nominees below:		☐	☐	☐
Nominees:
01) Barry J. Alperin
02) Stephen P. Elker 03) Brian P. Friedman
		For	Against	Abstain	The Board of Directors recommends you vote FOR item 4:		For	Against	Abstain
2. To adopt, on an advisory basis, a resolution approving the compensation of the Company’s Named Executive Officers, as described in the Proxy Statement under “Executive Compensation”.		☐	☐	☐	4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Fiesta Restaurant Group, Inc. for the 2014 fiscal year.	☐	☐	☐
The Board of Directors recommends you vote 1 year for item 3:	1 Year	2 Years	3 Years	Abstain	5.	In their discretion, upon such other business that may properly come before the meeting or any adjournment or adjournments thereof.
3. To select, on an advisory basis, the frequency of the advisory stockholder vote on the compensation of the Company’s Named Executive Officers.	☐	☐	☐	☐

The Annual Meeting of Stockholders will be held on Thursday, May 1, 2014 at 8:00 AM, CDT at Pollo Tropical, 5290 Belt Line Road, Addison, Texas 75254.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted FOR items 1, 2 and 4 and for 1 year for item 3. If any other matters properly come before the meeting, the stockholder(s) named in this proxy will vote in their discretion.

These items of business are more fully described in the Proxy Statement. Only stockholders of record on March 6, 2014 may vote at the meeting or any adjournment thereof. To vote by Internet, go to www.proxyvote.com.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

FIESTA RESTAURANT GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 1, 2014

8:00 AM, CDT

Pollo Tropical

5290 Belt Line Road

Addison, Texas 75254

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — M69828-P50388

FIESTA RESTAURANT GROUP, INC.

PROXY FOR HOLDERS OF COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Lynn S. Schweinfurth and Joseph A. Zirkman, or either of them, as proxies, each with full power of substitution and revocation, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FIESTA RESTAURANT GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, CDT on Thursday, May 1, 2014, at Pollo Tropical, 5290 Belt Line Road, Addison, Texas 75254, and any adjournment or postponement thereof. Only stockholders of record on March 6, 2014 may vote at the meeting of any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR ITEMS 2 AND 4 AND FOR 1 YEAR FOR ITEM 3.

Continued and to be signed on reverse side